Subject to completion, dated December 20, 2016

Preliminary Offering Circular

Our MicroLending, LLC

Up to $10,000,000

Unsecured Investment Certificates

With Maturities of 6 to 24 Months from the Date Issued

This Offering Circular relates to the offer and sale of up to $10,000,000 in principal amount (the “Offering”) of unsecured fixed-rate investment certificates (the “Certificates”) of OUR MicroLending, LLC, a Florida limited liability company (the “Company”). The Certificates are not equity securities but are unsecured debt securities. The Certificates are not savings accounts or deposits and not insured by the Federal Deposit Insurance Corporation or any other government agency. The Company’s principal office is located at 3191 Coral Way, Suite 109, Miami, Florida 33145 and its telephone number is (305) 854-8113.

The Certificates will be issued in the minimum amount of $1,000 and in multiples of $100 for any amount greater than $1,000. The Certificates will be offered in maturities of 6 to 24 months from the date issued, with a fixed interest rate depending on the term. The Company will typically issue Certificates on the same or next day, after deposit by the Company of the subscriber’s payment check and the check is collected by the Company’s bank. See “Description of Certificates” p. 19. The interest rate for each Certificate will be based on the formula set forth below and varies according to the term of the Certificate. See “Description of Certificates - Principal, maturity and interest” p. 19. The minimum and the maximum fixed interest rates that are offered will change from time to time in response to changes in the current Constant Maturity Treasury Bill Monthly Average Yield (the “T Bill”) yield data obtained from the Federal Reserve Board, or a similar credible source. The interest rates for new Certificates are set on the first Monday of each month at the start of business based on the T Bill yields that day. Such rates are paid on all Certificates issued between the start of business on that Monday and the close of business on the last day prior to the first Monday of the next month. The following table sets forth the formula for determining the interest rates for the Certificates and the initial interest rate based on the most recent T Bill yields as of December 5, 2016:

Term	T Bill Yield	Interest Rate as of December 05, 2016
6 Months	6 Months T Bill plus 5%	5.60%
12 Months	1 Year T Bill plus 6.25%	7.07%
18 Months	1 Year T Bill plus 7.75%	8.57%
24 Months	2 Year T Bill plus 9.00%	10.14%

The initial interest rates set forth above will be effective only for Certificates issued between December 05, 2016 and January 02, 2017. The interest rates fluctuate based on the formula set forth above, and to determine the current rates, prospective investors in the Certificates should call the Company at (305) 854-8113, or consult the web page www.ourmicrolending.com.

We may prepay some or all of the Certificates at any time prior to their maturity without premium or penalty.

We will pay interest on Certificates quarterly, semi-annually or at maturity, at the holder’s option. All Certificates will be issued in fully registered form.

The Certificates will be subject to automatic rollover. Fifteen business days before the maturity date of the Certificate, the Company will contact the holder telephonically and send a notice to the holder by first class mail at the holder’s address that the Certificate is going to mature and request whether the holder wishes to let the Certificate rollover, or to be repaid. The Company will repay holders who notify it ten business days before the maturity date that they wish to be repaid. Unless the holder notifies the Company ten business days before the maturity date that it does not wish to let the Certificate rollover and presents the Certificate for payment, or the Company otherwise elects to repay the Certificate, the Certificate will be automatically rolled-over into a new Certificate at the interest rate then being offered by the Company based on the same term as the original Certificate. The holder may elect to roll-over all, or a portion of, the Certificates it owns. To determine the interest rate applicable to the rolled-over Certificate, holders should call the Company at (305) 854-8113, or consult the web page www.ourmicrolending.com. The rolled-over Certificate will bear interest at the then current interest rate for newly issued Certificates, based on the formula described above, the maturity date will be extended for an additional term of identical length as the original Certificate, and the frequency of interest payments will be identical to the frequency of the original Certificate.

Due to automatic rollover, investors will not receive payment of principal at maturity or subsequent payment dates unless the investor complies with the procedures for notification and delivery of Certificates. See “Payment or Rollover at Maturity” p. 21.

The Company is offering the Certificates directly to investors through its officers on an ongoing and continuous basis. The Certificates will be issued at their principal face value, without a discount, and are not being sold through commissioned sales agents or underwriters. See “Plan of Distribution” p. 22.

The Certificates are being offered, and will be sold, pursuant to the exemption from registration provided by Section 3(b) of the Securities Act of 1933, as amended (the “Act”), and Regulation A promulgated thereunder. The Offering is not contingent upon sales of a minimum offering amount and there is no minimum aggregate amount of Certificates that must be sold in order for us to have access to the Offering proceeds. We may accept subscriptions as they are received. The Offering will terminate upon the earlier to occur of (i) the date that is not more than one year after this Offering Circular is qualified by the Securities and Exchange Commission (the “Commission”), and (ii) the date on which $10,000,000 of Certificates qualified hereunder have been sold.

The Certificates will not be listed on any exchange or quoted on any automated dealer quotation system. Currently, there is no public market for the Certificates.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS ON PAGE 3 BEFORE MAKING AN INVESTMENT IN THIS OFFERING.

This offering is under Tier 2 of Regulation A, and therefore not subject to the securities regulations of the various states. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

	Price to Public	Underwriting Discounts and commissions	Proceeds to Issuer
Per Certificate	$1,000	$0	$1,000
Minimum Offering	No Minimum	$0	No Minimum
Maximum Offering	$10,000,000	$0	$10,000,000

The Company is paying directly for the costs of the Offering, which are estimated to be approximately $50,000 and no portion of the proceeds from the Offering will be used for this purpose.

The approximate date of commencement of the proposed sale of Certificates to the public is as soon as practicable after this Offering Circular has been qualified by the Commission.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This offering is under Tier 2 of Regulation A, and therefore not subject to the securities regulations of the various states. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular, together with financial statements and other attachments, consists of a total of 59 pages.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. It does not contain all of the information you should consider before purchasing our Certificates. Therefore, you should read the Offering Circular in its entirety, including the risk factors and the financial statements and related footnotes appearing elsewhere in this Offering Circular. References to “we,” “us,” “our,” or “the Company” generally refer to OUR MicroLending, LLC, a Florida limited liability company.

Our Company

On October 9, 2007, we were formed as a Florida limited liability company. From March 2008 through September 30, 2016, we have made approximately 2,045 microloans totaling more than $17,087,180 to micro and small business owners and entrepreneurs in South Florida, many of whom are immigrants and minorities. Typically, we target businesses with fewer than five employees and annual sales of $100,000 or less, and the size of our loans range between $1,500 and $50,000. The business owners applying for financing must be legal residents or citizens of the United States and their business and home addresses must be located within the South Florida target market which includes Miami-Dade, Broward and Palm Beach Counties. Our clients may be corporations, partnerships or sole proprietorships and their business must have been in actual operation for at least 24 months. Traditional sources of financing (i.e., bank or credit union loans) are largely unavailable to our target clients, and the current economic downturn has made borrowing even more difficult for small businesses. The major challenges of our clients in our target markets are the following: (1) local banks are not lending at the levels that they were at before the recession, and their current underwriting guidelines such as liquidity, liabilities, activity and income ratios are too strict for our target market; (2) local competitors have moved to a credit scoring model and many micro-entrepreneurs no longer qualify under their programs; (3) most borrowers in our target market operate on a cash-only basis and lack formal or regular financial statements of any kind (e.g. small grocery stores, beauty salons, house cleaning and landscaping businesses, dollar stores); and (4) many of our target market clients are home-based or in industries that are restricted for many of our local financing institutions. As a result, we find ourselves in an excellent position to increase our share of the South Florida microfinance market.

As a limited liability company we operate pursuant to an operating agreement, and our owners hold equity interests in the Company. Pursuant to our articles of organization and operating agreement, we are managed by our Managing Member, Emilio Santandreu, who is also our President and Chief Executive Officer, and additional officers appointed by our President. To date, we have funded our lending operations using the capital contributions of our owners and borrowings from our officers, family members of our officers and certain of our equity investors and proceeds from the sale of $2,629103 in principal amount of Certificates from previous Regulation A Offerings.

Our principal office is located at 3191 Coral Way, Suite 109 Miami, Florida 33145 and our telephone number is (305) 854-8113. For additional information regarding the Company or this Offering, you may write or telephone us at the foregoing address and telephone number.

The Offering

The following provides a summary of the material terms of the offering. For a more complete understanding of the Certificates, please refer to the section of this Offering Circular entitled “Description of Certificates” p. 19.

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Issuer	OUR MicroLending, LLC, a Florida limited liability company.

Offering period

The Offering period will begin when this Offering is qualified by the Commission and will terminate on the earlier to occur of (i) the date that is not more than one year after this Offering Circular is qualified by the Commission, and (ii) the date on which $10,000,000 of Certificates qualified hereunder have been sold. The Certificates are being offered on an ongoing and continuous basis.

Securities offered	$10,000,000 in aggregate principal amount of unsecured fixed-rate Certificates. The Certificates are not equity securities but are unsecured debt securities. The Certificates are not savings accounts or deposits and not insured by the Federal Deposit Insurance Corporation or any other government agency.

Interest Rate

The interest rate for each Certificate will be based on the formula set forth in this Offering Circular and varies according to the term of the Certificate. The minimum and the maximum fixed interest rates that are offered will change from time to time in response to changes in the current T Bill yield data obtained from the Federal Reserve Board, or a similar credible source. The interest rates for new Certificates are set on the first Monday of each month at the start of business based on the T Bill yields that day. Such rates are paid on all Certificates issued between the start of business on that Monday and the close of business on the last day prior to the first Monday of the next month. Interest is calculated and accrues daily. To determine the current rates, prospective investors in the Certificates should call the Company at (305) 854-8113, or consult the web page www.ourmicrolending.com.

Maturity date	The Certificates will be offered in maturities of 6 to 24 months from the date issued, with a fixed interest rate depending on the term.

Rollover at maturity

When a Certificate matures, unless the holder notifies the Company ten (10) business days before the maturity date that it does not wish to let the Certificate rollover and presents the Certificate for payment, or the Company otherwise elects, it is automatically rolled-over into a new Certificate at the interest rate then being offered by the Company. The rolled-over Certificate will bear interest at the then current interest rate for newly issued Certificates, based on the same term as originally elected by the holder.

Interest payment dates	We will pay interest on Certificates quarterly, semi-annually or at maturity, at the holder’s option.

Guarantees	The Certificates will not be guaranteed.

Ranking	The Certificates will be our unsecured obligations and will:

● rank equally with all of our existing and future unsecured indebtedness;

● rank senior to all of our future subordinated indebtedness, if any;

● be effectively subordinated to all of our and our subsidiaries’ existing and future secured obligations to the extent of the value of the assets securing such obligations; and

● be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Optional Prepayment	We may prepay some or all of the Certificates at our option without premium or penalty.

Use of Proceeds	The net proceeds from this Offering will be used to fund additional microloans.

Risk Factors	See “Risk Factors” for a discussion of certain factors that you should carefully consider before investing in the Certificates.

Governing law	Florida

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RISK FACTORS

An investment in our Certificates involves a high degree of risk. The following summarizes the principal factors which make the offering one of high risk or speculative. You should carefully consider each of the following risk factors and all other information set forth in this Offering Circular, including the risks and uncertainties described below, before making an investment in our Certificates.

Risks Relating to our Business

Our limited operating history and our fast growing and rapidly evolving business make it difficult to evaluate our business and future operating results on the basis of our past performance, and our future results may not meet or exceed our past performance.

We were incorporated in 2007 as a limited liability company in Florida and made our first loan in March 2008. As a result of our limited operating history, there is limited historical financial and operating information available to help prospective investors evaluate our past performance with respect to making an investment in our Certificates. Our business is growing and the results and amounts set forth in our financial statements beginning on p. 29 of this Offering Circular may not provide a reliable indication of our future performance. Accordingly, you should evaluate our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by high growth companies in the early stages of development. Our failure to address these risks and uncertainties successfully could adversely affect our business and operating results.

We have experienced operating losses and our liquidity has been reduced, and we could incur losses in the future.

We had net loss of $(6,855) for the nine months ended September 30, 2016, a net income of $203,625 for the year ended December 31, 2015 and an accumulated deficit of $3,382,143 as of September 30, 2016. The majority of that amount was attributable to the downturn in market conditions in the credit industry in Florida and our inability to obtain necessary funding to satisfy the growing demand for microfinance during the economic downturn. Until we can increase our loan portfolio, we expect to continue to incur losses in the future. See “Business-Profitability” on p. 17 and Note 17—”Operational Considerations” to our financial statements included in this Offering Circular for a description of how the Company is implementing a corrective action plan to improve profitability. We could incur losses in the future.

If we cannot secure the additional capital we need to fund our operations on acceptable terms or at all, our business will suffer.

Our business requires significant capital to grow. During the nine months ended September 30, 2016 and the year ended December 31, 2015, we funded our net cash used in operating activities of $(1,448,480) and $(1,428,496), respectively, with contributions from our equity owners and short-term loans provided by our officers, family members of our officers and certain of our equity investors and selling of Certificates from a previous Regulation A offering. See “Business−Profitability” on p. 17 and Note 11 and 12 of the 2015 and 2014 financial statements included in this Offering Circular for a description of how these persons have made contributions to fund operations. As of December 31, 2015 and 2014, we had $57,295 and $67,501 outstanding loans payable to related parties respectively and we had sold $2,634,966 principal amount of Certificates as of December 31, 2015. Expanding our geographic footprint will have an impact on our long-term capital requirements, which are expected to increase significantly. Our ability to obtain additional capital is subject to a variety of uncertainties, including our future financial position, the continued success of our core loan products, our results of operations and cash flows, any necessary government regulatory approvals, contractual consents, general market conditions for capital raising activities, and economic, political and other conditions in Florida and elsewhere. In addition, adverse developments in the United States credit markets may significantly increase our debt service costs and the overall costs of our borrowings. We may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be limited and our business prospects, financial condition and results of operations would be materially and adversely affected.

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If we are unable to control the level of non-performing loans in the future, our collection activities are ineffective, or if our loan loss reserves are insufficient to cover future loan losses, our financial condition and results of operations may be materially and adversely affected.

As of September 30, 2016 the aggregate principal balance of loans was $4,082,428 and $387,769 were more than 180 days past due net after an allowance for loan losses of $307,331 which represents 18.91% of our loans outstanding, at December 31, 2015 the aggregate principal balance of loans was $2,327,339 and $369,199 were more that 180 days past due net after an allowance for loan losses of $307,331 which represents 15.86% of our loans outstanding, at December 31, 2014 the aggregate principal balance of loans was $1,528,243 and $356,136 were more than 180 days past due net after an allowance for loan losses of $200,546 which represents 23.30% of our loans outstanding. Non-performing or low credit quality loans can negatively impact our results of operations. See “Business-Defaults; Collection Activities” on p. 14 and Note 2 to our financial statements included in this Offering Circular for a description or our accounting policy regarding how we determine the provision for loan losses as well as our write-off policies for non-performing loans. We cannot assure you that we will be able to effectively control and reduce the level of the impaired loans in our total loan portfolio. The amount of our reported non-performing loans may increase in the future as a result of growth in our total loan portfolio, and also due to factors beyond our control, such as over-extended borrower credit that we are unaware of. If we are unable to manage our non-performing loans or adequately recover our loans, our results of operations will be adversely affected.

We institute debt collection actions against defaulting clients in an attempt to mitigate the losses associated with non-performing loans. See “Business-Defaults; Collection Activities” on p. 14. In many cases, the purpose of the debt collection action is to obtain a judgment permitting foreclosure on the defaulting client’s collateral, or to obtain the collateral from the client in a privately negotiated transaction. In either case, the costs or expenses of collection, including attorneys’ fees, and selling the collateral may greatly exceed the amount of the non-performing loan. Our inability to collect against non-performing loans in a cost-effective manner could have a material adverse effect on our financial condition and results of operations.

Our current loan loss reserves may not be adequate to cover an increase in the amount of non-performing loans or any future deterioration in the overall credit quality of our total loan portfolio. If the quality of our total loan portfolio significantly deteriorates, we may be required to increase our loan loss reserves, which will adversely affect our financial condition and results of operations. Our borrowers might be vulnerable if economic conditions worsen or growth rates decelerate in the United States. Moreover, there is no precise method for predicting loan and credit losses, and we cannot assure you that our monitoring and risk management procedures will effectively predict such losses or that loan loss reserves will be sufficient to cover actual losses. If we are unable to control or reduce the level of our non-performing or poor credit quality loans, our financial condition and results of our operations could be materially and adversely affected. See “Business-Defaults; Collection Activities” on p. 14 and Note 2 to our financial statements included in this Offering Circular for a description or our accounting policy regarding how we determine the provision for loan losses as well as our write-off policies for non-performing loans.

We are not subject to regulation of any State or Federal regulatory agency.

We are not regulated or subject to the periodic examination to which commercial banks, savings banks and other thrift institutions are subject. Consequently, our loan decisions and our decisions regarding establishing loan loss reserves are not subject to periodic review by any governmental agency. Moreover, we are not subject to regulatory oversight relating to our capital, asset quality, management or compliance with laws.

The amount of interest we may charge customers is capped by applicable law.

Our loans are subject to applicable usury laws that limit the amount of interest that we may charge our customers. The maximum interest rate permitted in Florida on the types of loans that we make and expect to make is 18% per annum. If a court were to determine that we willfully violated the usury statute, affected borrowers would be entitled to certain remedies, including forfeiture by us of double the interest charged on such loans. We do not believe that any of our existing loans currently exceed the maximum permitted rate.

A review of some of our loan transactions made in 2010 (i.e., loans already paid or otherwise written off) indicates that we may have unintentionally exceeded the maximum permitted rate. In 2010, we reimbursed the 66 affected borrowers with an aggregate reimbursement of $2,429, which is not material to our financial condition or results of operations. We subsequently adjusted our loan parameters to ensure that we do not exceed the maximum permitted rate in the future.

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Usury laws limit the amount of interest we can charge on our loans, and to the extent interest rates on our borrowings increase, our financial condition and results of operations may be materially and adversely affected.

Our business depends on interest income from our loan portfolio. However, usury laws limit the amount of interest we can charge on our loans. When interest rates rise, we must pay higher interest on our borrowings while interest earned on our loans does not rise because our loans are capped at the maximum allowable interest rate. To the extent we are unable to increase the interest rate on our loans; increases in interest rates on our borrowings may materially and adversely affect our financial condition and results of operations.

If we are not able to attract, motivate, integrate or retain qualified personnel at levels of experience that are necessary to maintain our quality and reputation, it will be difficult for us to manage our business and growth.

We depend on the services of our executive officers and loan specialists for our continued operations and growth. In particular, our senior management has significant experience in the microfinance, banking and financial services industries. The loss of any of our executive officers or certain loan specialists could negatively affect our ability to execute our business strategy, including our ability to manage our rapid growth. Our business is dependent on our team of loan specialists who directly manage our relationships with our clients. Our business and profits would suffer adversely if a substantial number of our loan specialists left us or became ineffective in servicing our clients over a period of time. Our future success will depend in large part on our ability to identify, attract and retain highly skilled managerial and other personnel. Competition for individuals with such specialized knowledge and experience is intense in our industry, and we may be unable to attract, motivate, integrate or retain qualified personnel at levels of experience that are necessary to maintain our quality and reputation or to sustain or expand our operations. The loss of the services of such personnel or the inability to identify, attract and retain qualified personnel in the future would make it difficult for us to manage our business and growth and to meet key objectives.

Certain of our existing owners, including Mr. Santandreu our CEO, President and Managing Member, together may be able to exert substantial voting control over us, which may cause us to take actions that are not in our best interest.

Our ten largest owners beneficially own, in the aggregate, approximately 83.46% of our outstanding equity interests. In addition, Mr. Santandreu, our CEO, President and Managing Member, is the beneficial owner of over 47.76% of our outstanding equity interests. These owners will be able to exercise considerable influence over all matters requiring owner approval, including the election of managing members, approval of lending and investment policies and the approval of corporate transactions, such as a merger or other sale of our Company or its assets. In addition, if our owners do not act together, such matters requiring owner approval may be delayed or not occur at all, which could adversely affect our business. Moreover, these owners are not obligated to provide any business opportunities to us. If these owners invest in another company in competition with us, we may lose the support provided to us by them, which could materially and adversely affect our business, financial condition and results of operations.

We must make principal payments on our existing investment certificates and other term debt over the next 12 month period.

Over the next 12 months, $430,016.51 in existing investment Certificates will mature. As of September 30, 2016, we have Cash and Cash Equivalents of $503,189 and Certificates of Deposits of $3,825,000 that would permit us to make payments if those certificate holders decide not to roll-over their accounts.

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Risks Relating to Our Participation in the Microfinance Sector

Microcredit lending poses unique risks not generally associated with other forms of lending, and, as a result, we may experience increased levels of non-performing loans and related provisions and write-offs that negatively impact our results of operations.

Our core mission is to provide loans to fund the smallest of small businesses and other income generating activities of our clients. Our clients have limited sources of income, savings and credit histories, and can only provide us with limited collateral or security for their borrowings. To the extent that the business utilizes a vehicle in the business, i.e. a delivery truck or a taxi, we require a lien on such vehicle to secure repayment of the loan. We also require that businesses grant us a general security interest in all their equipment, assets and inventory and we file a UCC-1 to perfect such security interest. In addition, we require each stockholder of the borrowing business to individually sign the loans as a co-borrower. See “Business- Credit Evaluation Process” on p. 13 of this Offering Circular.

As a result, our clients pose a higher risk of default than borrowers with greater financial resources and more established credit histories and borrowers with better access to education, employment opportunities, and social services. Due to the precarious circumstances of our clients and our non-traditional lending practices, we may, in the future, experience increased levels of non-performing loans and related provisions and write-offs that negatively impact our business and results of operations. See “Business-Defaults; Collection Activities” on p. 14 and Note 2 to our financial statements included in this Offering Circular for a description of our accounting policy regarding how we determine the provision for loan losses as well as our write-off policies for non-performing loans.

We do not rely on credit scores to determine the credit worthiness of our clients, and as a result, we may experience increased levels of non-performing loans and related provisions and write-offs that negatively impact our results of operations.

Microcredit lending is based on helping those with no access to traditional banking. We believe a potential client can have a bad credit score, due to an incident unrelated to their current business operations, and still be considered credit worthy for a targeted, proceeds-specific loan. As a result, we do not use credit reports as the sole determinant of the client’s capability and ability to pay. Rather than rely on credit scores, we rely on public record databases to verify the information provided by the borrower. We meet with clients to study their financial records, check inventory, and help create a model of estimated revenues, expenses and profits. The loan specialist assembles character and borrower profile information, including references, personal and business information. The loan specialist also makes a complete financial evaluation of the borrower’s business. The evaluation considers various attributes of the business, including how the business operates, its operating margins, and average yearly sales or at least for the last four months of operations. The loan specialist considers all of the borrower’s business and family expenses in assessing the borrower’s repayment capacity. To account for undisclosed expenses, a borrower’s repayment capacity is calculated at 70% of the business’s net operating income less the borrower’s family expenses. See “Business-Credit Evaluation Process” on p. 13.

As a result, we do not use credit reports as the sole determinant of the client’s capability and ability to pay. If the information that we gather from our clients is not correct, we may have increased levels of non-performing loans and related provisions and write-offs that negatively impact our business and results of operations. See “Business-Defaults; Collection Activities” and “Business-Credit Evaluation Process” on p. 14 and 13, respectively, and Note 2 to our financial statements included in this Offering Circular for a description or our accounting policy regarding how we determine the provision for loan losses as well as our write-off policies for non-performing loans.

Competition from private money lenders may adversely affect our profitability and position in the microcredit lending industry.

In South Florida, we face competition from lenders that target the lower-income segments of the population, particularly from private money lenders that are not banks or micro finance institutions. These types of lenders, known as “loan sharks,” are willing to make unsecured loans with virtually no conditions other than repayment and in return, charge their borrowers usurious interest rates.

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If we are unable to protect our service marks, others may be able to use our service marks to compete more effectively.

We have obtained service mark registrations for our corporate name “OUR MicroLending” and our logo. However, we may not be able to protect our service marks, which we rely on to support our brand awareness with clients and prospective clients and to differentiate our product and service offerings from those of our competitors. In certain cases, we have not sought protection for our service marks in a timely matter, or at all. As a result, we may not be able to prevent the use of our name or variations thereof by any other party, nor ensure that we will continue to have a right to use it. We further cannot assure you that our goodwill in such brand name or logo will not be DES by third parties due to our failure to obtain the service marks, which in turn would have a material adverse effect on our reputation, goodwill, business, financial condition and results of operations.

Risks Related to the Certificates

We may not be able to generate sufficient cash to service our obligations under the Certificates, and as a result, you may not earn any interest on the Certificates and you may lose your entire investment because the Certificates are unsecured, we have other debt outstanding and we have suffered losses in the past and expect to continue to experience losses.

Our ability to service our obligations under the Certificates, including the repayment of the principal and the ongoing interest payments, will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. We may not be able to generate sufficient cash to service our obligations under the Certificates, and as a result, you may not earn any interest on the Certificates and you may lose your entire investment because the Certificates are unsecured.

If we are unable to generate sufficient cash flow to meet our cash obligations, including under the Certificates, we may be forced to take actions such as:

●	restructuring or refinancing our debt or the Certificates;

●	seeking additional debt or equity capital;

●	seeking bankruptcy protection;

●	reducing or delaying our business activities, investments or capital expenditures; or

●	selling assets.

Such measures might not be successful and might not enable us to meet our cash obligations. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The Certificates are not listed on any exchange and it is not expected that a public market for the Certificates will develop.

Prior to this Offering, there has been no trading market for the Certificates, and it is not expected that a trading market will develop in the foreseeable future. Therefore, any investment in the Certificates will be highly illiquid, and investors in the Certificates may not be able to sell or otherwise dispose of their Certificates in the open market.

The Certificates are being offered pursuant to an exemption from registration provided by Section 3(b) of the Act and Regulation A promulgated thereunder. Therefore, the Certificates have not been, nor will they be for the foreseeable future, registered under the Act or any applicable securities laws of any other jurisdiction. This offering is under Tier 2 of Regulation A. Regulation A limits the amount of securities that an investor who is not an accredited investor under Rule 501(a) of Regulation D can purchase in a Tier 2 offering to no more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at fiscal year end (for non-natural persons). Accordingly, each investor who purchases Certificates must do so for the investor’s own account and investment. In addition, no regulatory authority has reviewed or approved the terms of this Offering, including the disclosure of risks and the fairness of its terms. There is no public market for the Certificates, and none is expected to develop for their purchase and sale.

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The Certificates will be effectively subordinated to any secured debt.

The terms of the Certificates do not prevent us from incurring additional indebtedness or securing such indebtedness with our assets. If we incur secured debt, the Certificates will be effectively subordinated to the secured debt to the extent of the value of the assets securing that debt. The effect of this subordination is that if we become involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, the secured debt, our assets that secure the debt will be available to pay obligations on the Certificates only after all secured debt has been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the Certificates then outstanding.

Purchasers of Certificates who do not wish to roll over their Certificates at the end of the initial term may not get their principal back if they fail to follow the appropriate procedures.

Purchasers of Certificates may not get their principal back at the end of the initial term if they fail to formally request the principal at least ten days before their maturity date and present their Certificate to us. See “Description of Certificates - Payment or Rollover at Maturity” on p. 21 for more information on the procedures for obtaining principal at the end of the term of the Certificates. Otherwise, we retain the right to automatically roll over the Certificates into a new Certificate. Moreover, the interest rate on the new Certificate could be higher or lower than the rate on the initial Certificate since it will reset at then current Treasury bill rates.

No Escrow of Funds; No Minimum Offering.

An escrow account will not be established for the proceeds of the Offering because we expect to invest such funds for its business purposes as they are received. Therefore, as we receive proceeds from the Offering, they will automatically be available for use by us. There is no minimum amount that must be raised in order for the Offering to be effective.

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FORWARD-LOOKING STATEMENTS

All statements contained in this Offering Circular that are not statements of historical fact constitute “forward-looking statements.” All statements regarding our expected financial condition and results of operations, business, plans and prospects are forward-looking statements. These forward-looking statements include statements as to our business strategy, our revenue and profitability, planned projects and other matters discussed in this Offering Circular regarding matters that are not historical facts. These forward-looking statements and any other projections contained in this Offering Circular (whether made by us or any third party) are predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other projections. Investors can generally identify forward-looking statements by the use of terminology such as “aim”, “anticipate”, “believe”, “expect”, “estimate”, “intend”, “objective”, “plan”, “project”, “shall”, “will”, “will continue”, “will pursue” “contemplate”, “future”, “goal”, “propose”, “may”, “seek”, “should”, “will likely result”, “will seek to” or other words or phrases of similar import. All forward-looking statements are subject to risks, uncertainties and assumptions about us that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.

Actual results may differ materially from those suggested by the forward looking statements due to risks or uncertainties associated with our expectations with respect to, but not limited to, regulatory changes pertaining to the industries in the United States in which we have our businesses and our ability to respond to them, our ability to successfully implement our strategy, our growth and expansion, technological changes, our exposure to market risks, general economic and political conditions, which have an impact on our business activities or investments, the monetary and fiscal policies of the United States, inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices, the performance of the financial markets in the United States and globally, changes in domestic laws, regulations and taxes and changes in competition in our industry. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

● Ability to secure additional capital on terms favorable to us;

● Limited operating history;

● Success of new loans and services introduced by us;

● General economic and business conditions in Florida and the United States;

● Changes in laws and regulations that apply to us; and

● Ability to attract, motivate, integrate or retain qualified personnel.

For further discussion of factors that could cause our actual results to differ, see “Risk Factors,” and “Business” on p. 3 and 10 of this Offering Circular, respectively.

By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual future gains or losses could materially differ from those that have been estimated. Forward-looking statements speak only as of the date of this Offering Circular.

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DESCRIPTION OF BUSINESS AND MANAGEMENT DISCUSSION OF FINANCIAL CONDITION

Overview

Our core business is providing microloans to small business owners and entrepreneurs in South Florida, many of whom are immigrants and minorities. These businesses typically have fewer than five employees and annual sales of $100,000 or less, and the loans are provided for use in the businesses or other income generating activities and not for personal consumption. Our borrowers often have no, or very limited, access to loans from other sources other than private money lenders that we believe typically charge very high rates of interest.

On April 26, 2013, we received notice from the US Treasury Department – CDFI Fund that we formally became a Community Development Financial Institution (“CDFI”). The CDFI Fund was created for the purpose of promoting economic revitalization and community development through investment in and assistance to CDFIs. The CDFI Fund was established by the Riegle Community Development and Regulatory Improvement Act of 1994, as a bipartisan initiative. Through monetary awards and the allocation of tax credits, the CDFI Fund helps promote access to capital and local economic growth in urban and rural low-income communities across the nation. On September 24, 2013 we received a written notice that we had been awarded $600,000 from the CDFI Fund and we received the funds on January 23, 2014. By June 30, 2014 we had disbursed $600,000 or 100% of the award as new loans. The CDFI requires that we submit financial information and performance reports. On September 10, 2015 we received a written notice that we had been awarded $650,000 from the CDFI Fund and we received funds on March 21, 2016. By April 30, 2016 we had disbursed $650,000 or 100% of the award as new loans. On July 15, 2015 we received a written notice that we had been awarded $200,000 from the CDBG Block of the Miami-Dade County to provide loans in the Miami-Dade County. On September 29, 2016 we received a written notice that we had been awarded $200,000 from the CDBG Block of the Miami-Dade County to provided loans in the Miami-Dade County.

On November 2014, we signed an agreement with the State of Florida, Department of Economic Opportunity “DEO” to become Loan Administrator of the Florida Microfinance Act. Under this agreement we provide the services of non-banking financial institutions making short-term, fixed rate microloans in conjunction with providing business management training, business development training and technical assistance to small businesses. We manage a total of $4,850,000 from the State of Florida under the Florida Microfinance Act.

The Florida Microfinance Act establishes the conditions of the microcredits we can disburse using funds from the State of Florida’s Microfinance Loan Program. All interest and fees charged on these loans are considered revenue to us, and they can be used for any purpose, including interest or principal payments for the Investment Certificates. Under our agreement with the State of Florida, we must pay back the loan between December 30, 2017 and June 30, 2018, unless the agreement is renewed. Our management activities therefore are focused on making high quality loans with that money. As of this date, we have no past due loans made under the Microfinance Loan Program.

All of our loans are secured by collateral. To the extent that the business utilizes a vehicle in the business, i.e. a delivery truck or a taxi, we require a lien on such vehicle to secure repayment of the loan. We also require that businesses grant us a general security interest in all their equipment, assets and inventory and we file a UCC-1 to perfect such security interest. In addition, we require each stockholder of the borrowing business to individually sign the loans as a co-borrower.

In addition to being entrenched in a market with a strong demand for our services and our expertise in microfinance, we believe that our competitive strengths include our efficient operating model that leverages technology, quick turnaround times and our skilled network of specialists. Our strategy is to further expand our loans and product offerings by relying on these strengths. Our strategic goals for the next five years are to:

●	build lending assets to expand service to clients within our target market;
●	increase revenues through improved portfolio management; and
●	expand the volume of lending through expanded development services and marketing. We believe that we can support this level of expansion and deployment.

We intend to finance our expansion by accessing multiple sources of capital, both debt, through the offering of Certificates in this offering and, depending on market conditions, potential future offerings, and equity, from our existing stockholders. To date, we have funded our lending operations using the capital contributions of our owners and borrowings from our officers, family members of our officers and certain of our equity investors as well as using funds from the sale of Certificates from our prior Regulation A offering. Securities issued in these types of financings will adversely affect the holders of Certificates to the extent the securities are senior to the Certificates. In addition, to the extent we issue more Certificates, it will be more difficult for us to service the debt These types of financings should not affect holders of the Certificates given that the securities will not be senior to the Certificates. However, increases in our outstanding indebtedness, including an increase in the amount of Certificates outstanding, will make it more difficult to service our indebtedness, including the payments of interest and principal on the Certificates.

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History and Evolution

Offices

In October 2007, we were formed as a Florida limited liability company. From March 2008 through September 30, 2016, we have made approximately 2045 microloans totaling more than $17,087,180 to micro and small business owners and entrepreneurs in South Florida, many of whom are immigrants from Latin America and the Caribbean. We currently operate in one Miami location.

Employees

We currently have three (3) full-time employees, one (2) part time employee and four (4) loan “specialists.” We use independent contractors as our loan solicitors instead of hiring full-time loan officers. We refer to our loan officers as “specialists” and we compensate them on a sliding-scale basis depending upon the number and quality of active loans generated by them. By hiring independent contractors and correlating their compensation to active loans, we are able to avoid the fixed salary and employee benefit costs associated with full-time employees and to more closely align compensation with actual loan revenue. Each loan specialist is responsible for covering a defined geographic region between Delray Beach and Homestead, Florida. Our loan specialists go door-to-door in commercial areas with high volumes of small businesses, including flea markets and the Miami neighborhoods of Little Havana and Little Haiti. We anticipate hiring an additional four loan specialists.

Management Experience

Our management and equity owners have extensive microfinance experience, including over nine years of experience in our Florida company. We have been able to make the necessary marketing, legal, collection and operations adjustments in our microcredit methodology to overcome the challenges that where present in the market and have a loan portfolio that performs better every year since 2011.

Our Loan Products

We offer three products. Our first and principal product that we currently offer is the “Our Express Loan.” The Our Express Loan product is intended for small businesses in amounts between $1,500 and $50,000. After all required documents are submitted; we typically approve our loans within 48 hours and fund our loans within 72 hours of approval. For the Our Express Loan, we require our borrowers to have owned a business for at least one year or have at least one year of provable business experience. Starting in the third quarter of 2014, we launched our second product, which is “Equipment Leasing”. This program allows microentrepreneurs to purchase the necessary equipment that they need for their business. No matter the type of equipment from a truck to a refrigerator, we can help achieve the purchase of the asset they need for their business. The maximum amount is up to $30,000 with terms of up to 24 months. To qualify for this program, the business must be currently active for at least 1 year, or the microentrepreneur have provable experience in the field. A down payment of 15% is required. We collateralize all of our loans with business equipment or vehicles depending on the borrower’s assets. Based on the quality of the borrower, we will also require guarantors or co-borrowers as a condition of our loans. These guarantors may be business partners, spouses or friends or other members of the extended family that are willing to guarantee the loan.

The third program that we also started offering in the second quarter of 2014 is the “Secured Loan”. Our secured loan is an installment type of credit to individuals to help them build or reestablish their credit. This cash-secured loan is extended when a borrower uses their liquid capital to guarantee the loan. As a socially responsible institution and following our mission, we present this product to help the community and assist those affected by the economic crisis. The amount could be from $1,500 up to $5,000. The terms could be from 6 to 12 months. No credit history is required, but the borrower must be 18 years or older, provide proof of residency and income. The cash collateral must be presented to us in the form of a certified check from a banking institution or money order.

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Loan Portfolio

Since the commencement of our operations in March 2008 and through September 30, 2016 we have extended an aggregate of approximately 2045 loans. In the year ended December 31, 2009, we extended an aggregate of approximately 325 loans, an increase of approximately 15% as compared to the 282 loans extended in the year ended December 31, 2008. In the year ended December 31, 2010, we disbursed approximately 298 loans, in the year ended December 31, 2011, we disbursed approximately 131 loans and in the year ended December 31, 2012, we disbursed 102 loans. During the year ended December 31, 2013 we disbursed approximately 173. In the year ended December 31, 2014 we disbursed 243 loans, in the year ended December 31, 2015 we disbursed 274 loans and 217 loans and in the first nine months of 2016 were disbursed.

The following discloses the number and percentage of loans extended to new borrowers and the number and percentage of loans extended to existing borrowers once the prior loan was paid off (borrowers cannot have more than one loan outstanding) for the periods indicated:

Period	New Loans	Repeat Loans	Total Loans
Year ended December 31, 2008	264 (93.62%)	18 (6.38%)	282
Year ended December 31, 2009	185 (56.92%)	140 (43.08%)	325
Year ended December 31, 2010	105 (35.23%)	193 (64.77%)	298
Year ended December 31, 2011	47 (35.88%)	84 (64.12%)	131
Year ended December 31, 2012	8 (7.84%)	94 (92.16%)	102
Year ended December 31, 2013	52 (30.06%)	121 (69.94%)	173
Year ended December 31, 2014	111 (45.68%)	132 (54.32%)	243
Year ended December 31, 2015	118 (43.07%)	156 (56.93%)	274
Nine months ended September 30 , 2016	90 ( 41.47%)	127 (58.53%)	217
Total	980 (47.92%)	1065 (52.08%)	2045

In the year ended December 31, 2009, the aggregate principal amount of all of the loans that we made was $1,753,348, a decrease of approximately 3.7% as compared to $1,820,844, in the year ended December 31, 2008. In the year ended December 31, 2010, the aggregate principal amount of all of the loans that we made was $1,654,728, a decrease of approximately 5.6% as compared to the amount of loans in 2009. In the year ended December 31, 2011, the aggregate principal amount of all of the loans that we made was $776,671, a decrease of approximately 53.06% as compared to the amount of loans in 2010. In the year ended December 31, 2012, the aggregate principal amount of the loans that we made was $927,149, an increase of approximately 19.38% as compared to the amount of loans in 2011. In the year ended December 31, 2013, the aggregate principal amount of the loans that we made was $1,386,092, an increase of approximately 49.5% as compared to the amount of loans in 2012. In the year ended December 31, 2014, the aggregate principal amount of the loans made was $2,094,998, an increase of approximately 51.14% as compared to the amount in 2013. In the year ended December 31, 2015, the aggregate principal amount of the loans made was $2,735,345, and increase of approximately 30.57% as compare to the amount in 2014.During the first nine months of 2016 the aggregate principal amount of the loans that we made was $3,231,208.

Loan amounts range from a minimum of $1,500 to a maximum of $50,000. The average amount financed in the t nine months ended September 30, 2016 was approximately $14,890, as compare to approximately $9,983 in the year ended December 31, 2015. In the year ended December 31, 2014 the average amount financed we approximately $8,621 as compared to approximately $8,012 in the year ended December 31, 2013.

As of December 31, 2014, the aggregate principal amount of loans outstanding, net of loan loss reserves was $1,379,708. As of December 31, 2015, the aggregate principal amount of loans outstanding, net of loan loss reserves was $2,058,118. As of September 30, 2016, the aggregate principal amount of loans outstanding, net of loan loss reserves, was $3,694,658

Loan periods vary by borrower and are generally between six to twenty-four months. The average term of the loans extended in the year ended December 31, 2014 was 11.3 months. The average term of the loans extended in the year ended December 31, 2015 was 11.4 months. The average term of the loans extended in the period ended 1 September 30, 2016 was 12.32 months.

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Our loans are repaid in monthly installments. Borrowers incur closing fees of up to 6% percent and are required to make a guaranteed deposit equal to up to 10% percent of the loan amount.

Interest Payments and Rates

The annual interest rate that we charge ranges from 15.375% to 17.98% depending upon the term of the loan. For example, loans with 6 and 7 month terms will have the lowest rate (15.375%) and as the term increases, the rate will increase up to 18%, which is the maximum amount that may be charged under Florida law. The purpose of offering slightly lower interest rates is to motivate our borrowers to accept and repay loans of shorter duration, which, in turn, will generate greater turn over of our loan portfolio.

Interest is computed on a 365/360 basis of the aggregate principal amount of the loan, net of applicable fees, at annual interest rates that are pro-rated to correspond to the term of each loan. The applicable fees are composed of loan origination fees and late fees. Loan origination fees vary from 4% to 5% of the loan amount and this fee is determined by the term of the loan, which could vary from 6-24 months. Late fees are between 5% and 10% of the borrower’s monthly payment. The total amount of interest due is calculated at inception and paid in monthly installments, together with payments of principal and fees. As of December 31, 2014, December 31, 2015 and September 30, 2016 our earned weighted average interest rates on loans outstanding were 14.44%, 14.48% and 7.50% respectively. The weighted average rates were calculated by dividing interest income for the period by the average outstanding portfolio of loans for the same period. The average outstanding portfolio was determined by adding the beginning and ending balance of the portfolio, and dividing that amount by two.

Credit Evaluation Process

Before we elect to make a microloan, our credit committee analyzes various aspects of potential borrowers, each of whom is presented to the committee by our loan specialists. Our credit committee consists of (1) the microcredit specialist, which is presenting the loan, (2) an internal credit process auditor, (3) our chief operating officer and (4) our chief executive officer. Our internal credit process auditor is responsible for reviewing the loan application and all supporting documentation to ensure that the application complies with the Company’s minimum underwriting guidelines.

Loans under $10,000 must be approved by the microcredit specialist, the internal credit process auditor and our chief operating officer. Loans in excess of $10,000 must be approved by the entire credit committee, including the chief executive officer.

Microcredit lending is based on helping those with no access to traditional banking. We believe a potential client can have a bad credit score, due to an incident unrelated to their current business operations, and still be considered credit worthy for a targeted, proceeds-specific loan. As a result we do not use credit reports as the sole method to determine the client’s ability to pay. We do require clients to authorize us to check their credit score if necessary. Pursuant to our credit manual, we check the credit score of a client: (1) if there is an incongruence between the registered documents and what the client reports, (2) if there is a disconnect between reported expenses and reported liabilities, and (3) for any loan request above $10,000.

Rather than relying solely on credit scores, we also verify the information provided by the borrowers with public records databases to cross check and verify the personal and business information provided by the client along with the assets and liabilities that they may already have with other financing institutions. The databases that we utilize are: Sunbiz.org (http://www.sunbiz.org), Lexis Nexis (https://risk.nexis.com/RiskManagement/Default.aspx?_nqs_cmd=ANNOUNCEMENTS&_nc_snum=3&ss_fromSessionStart=true&announcementId=172), Driver’s License Check (https://www6.hsmv.state.fl.us/DLCheck/dl/pages/dlCheck.jsp), Miami Dade Clerk (http://www2.miami-dadeclerk.com/Public-Records), Broward County Official Records (https://www.clerk-17th-flcourts.org/Clerkwebsite/BCCOC2/PASystemTransfer/CourtTypeSelection.aspx?Destination=CaseSearch.aspx), Palm Beach County Clerk (http://www.mypalmbeachclerk.com/cctrecordsearch.aspx), Blackbook (https://www.lendersolutionsonline.com/Account/Login.aspx), Title Check (http://www.flhsmv.gov/), and UCC Lien Check (www.floridaucc.com). We meet with clients to study their financial records, check inventory, and help create a model of estimated revenues, expenses and profits. The loan specialist assembles character and borrower profile information, including references, personal and business information. The loan specialist also makes a complete financial evaluation of the borrower’s business. The evaluation considers various attributes of the business, including how the business operates, its operating margins, and average yearly sales or at least for the last four months of operations. The loan specialist considers all of the borrower’s business and family expenses in assessing the borrower’s repayment capacity. To account for undisclosed expenses, a borrower’s repayment capacity is calculated at 70% of the business’s net operating income less the borrower’s family expenses.

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Once a borrower’s ability to pay is substantiated, the loan specialist analyzes the balance sheet and other financial metrics of the borrower or its business to determine and make a recommendation on the loan amount to the credit committee. The loan amount that is approved does not always equal the amount requested by the borrower. Once the credit committee approves a potential borrower the next step in finalizing the loan is to evaluate the borrower’s collateral. The collateral must be tangible such as a vehicle, or key equipment or machinery to operate the business equal to 150% of the value of the loan amount. The collateral that we have relating to our current portfolio is primarily vehicles, including passenger cars and commercial trucks. For each of our loans in our portfolio, we have collateral equal to 150% of the original loan amount. The collateral requirement has been the same for all of our loans from March 2008 to the present. In addition, if the collateral is weak, a cosigner may be required. The guarantor/cosigner is subject to the same assessment and guidelines established for the borrower. Moreover, the cosigner information is updated each time the borrower applies for a new loan.

For loans in excess of $10,000, in addition to checking the public records database, we will obtain a credit report of the borrower or its business to assist us in our evaluation of the borrower. However, ultimately, the borrower’s credit report or score is only one factor, in addition to the borrower’s repayment capacity, the stability and operating history of the borrower’s business, the borrower’s business acumen and experience, and the type and value of the collateral.

Approximately 60% of all of our borrowers have obtained loans from us in the past. We typically require a borrower to repay any current amounts outstanding before obtaining a new loan. However, if a borrower has established a strong economic reason for a new loan and has maintained his loan in good standing, on occasion we will allow a borrower to refinance an outstanding loan with a new, larger loan.

Our loan and security documents contain customary lender remedies in the case of default by a borrower, including, as described below, the ability to obtain possession of any collateral that is securing the loan in default and declaring the loan in default and accelerating the principal due date.

Defaults; Collection Activities

An integral component of microlending is the active management of loan receivables. At OUR MicroLending, a past due loan is classified as past-due the first day after we do not receive the full interest and principal payment on its due date versus 30 days, which is the standard at many financing institution. If a borrower’s regular installment payment becomes past due, we implement a staged collection process which progresses in accordance with the amount of time a payment is past due. From 0 to 45 days, the loan specialist will visit the borrower up to three times and with each visit will deliver a letter of past due notice, which states the urgency of the payment. The first letter reminds the borrower that the payment is late, the second letter serves as a second reminder and includes information regarding late fees and interest, and the third and final letter describes the legal action that will be taken against the borrower if immediate payment does not occur. If the failure to remedy the past due payment continues beyond 45 days, during the period from 45 to 60 days, one of our officers will contact the borrower regarding the consequences of late payment. Often during this collection process, borrowers will offer to make partial payments. We believe the early detection helps borrowers from experiencing financial difficulties. When payment is due, the collection committee gathers financial information from the specialist and listens to the proposal of the client. Based on that information and the client’s proposal, we may accept partial payments in certain cases. In these cases, we will not restructure the loan, but will accept the negotiated partial payments and, to the extent that these payments are continuing to be made, will forebear from taking the further collection action discussed below. For loans for which the borrower is making partial payments, we believe that the collateral/guarantor-co-borrower is adequate and the allowance for loan loss could cover any such loan. We have no loan modifications, and therefore no trouble-debt restructurings. For loans making partial payments that were disbursed in 2008 and 2009, we have an allowance for reasonably possible loan losses of 100%. However, these loans continue to be reflected on our books as past-due and the client continues to be closely monitored by its loan specialist.

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Once a loan is more than 60 days past due, we will take two types of actions. To the extent that we have received a security interest in a vehicle or other asset for which self-help is a viable remedy, we will use the self-help provisions of the Florida statutes for secured lenders and take possession of the collateral, as described below. For all loans we will employ the services of an external collector. Once a loan is more than 90 days past due, we will initiate legal collection proceedings against the borrower.

Whenever possible, after a default by a loan customer, we will attempt to use statutorily allowed “self help” remedies to obtain possession of any collateral that is securing the loan in default. Florida law permits a secured creditor, after default, to take physical possession of the collateral securing a loan, without any prior judicial intervention or blessing, so long as there is no breach of the peace in obtaining such possession. Normally, such self help remedies apply to collateral in the form of equipment or vehicles where we are able to obtain possession either because the loan customer voluntarily gives possession to us or we are able to obtain such possession by repossessing it without a breach of the peace. A breach of the peace would occur, for example, if a borrower attempted to physically stop the repossession or threatened the repossessing individuals with bodily harm.

If we are not able to use self help, then we would seek to obtain possession of the collateral by requesting an order from a court as part of a legal proceeding to collect on the debt, which would be more costly and time-consuming than using the self help provisions. In either event, whether the collateral is obtained by self help or pursuant to a judicial order, we would seek to sell the collateral to reduce the amount of the debt owed.

As a general practice, we may take a reserve equal to 5% of the principal amount of loans that we make during such month. We take a 5% general reserve based on practice in the microfinance industry and recent loss experience. However, we watch loan portfolio performance carefully and adjust the reserve as necessary. Further, our allowance for loan losses reflects probable loan losses inherent in our loan portfolio as of the date of the balance sheets included in this Offering Circular.

Monthly, we also review the loans which are more than 90 days past due to determine if it is necessary to make a specific reserve for such loan. To the extent the borrower is making partial payments on a loan, we do not take a specific reserve with respect to such loan. Interest income is discontinued at the time the loan is 90 days delinquent, unless the borrower is making partial payments on the loan. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. A loan is moved to nonaccrual status in accordance with this policy, typically after 90 days of non-payment.

In the fourth quarter of 2009, we decided that we needed to reevaluate our collections process in order to reduce our past-due loans. As a result we implemented the following initiatives:

Established a Collection and Portfolio Committee. Rather than relying solely on the relevant loan specialist to pursue collection of his or her loans, we adopted a collection committee who is responsible for overseeing the collection of all loans. The collection committee meets twice a month and captures the relevant data about the debt and the debtor. If the collection committee notes any weakening of our ability to collect on the debt, it reports the information to our portfolio committee in order to evaluate the appropriateness of the specific component of the allowance for loan losses. The portfolio committee meets once a month, but also meets quarterly in order to evaluate the specific component of those allowances for loan losses. The collection committee is comprised of (1) the microcredit specialist of the loan, (2) Vice President of Business Development, and (3) the Chief Operating Officer. The portfolio committee is comprised of (1) Vice President of Business Development, (2) the Chief Operating Officer, (3) the Chief Financial Officer, and (4) the Chief Executive Officer.

Accelerated the Collection Process. Rather than waiting for the loan to be 30 days past-due to reach out to the borrower, we adopted a procedure that called for sending a letter to the borrower after the first day of delay, a second letter seven (7) days after the original due date and a third letter by the 30th day after the original due date.

Provided Management with Specialized Microcredit Education. In 2009 we sent our COO, to Bogota, Colombia for training with the Fundacion Emprender, and then for an internship with Fundacion Mundial de la Mujer (that belongs to Women’s World Banking) and Finamerica, each of which are institutions that specialize in microcredits.

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Hired Outside Consultants to Assist with Collections. Beginning in the second half of 2010, we have used the advice of a collection office to assist us with the collections process.

As a result of these initiatives, we have improved our collection experience for our past-due loans and the number of loans that have become past-due has decreased as follows:

●	In 2008 we made 282 loans, 56 of which, or 19.86%, were more than 90 days late;
●	In 2009 we made 325 loans, 31 of which, or 9.54%, were more than 90 day late;
●	In 2010 we made 298 loans, 13 of which, or 4.36%, were more than 90 days late;
●	In 2011 we made 131 loans, 4 of which, or 3.05%, were more than 90 days late;
●	In 2012 we made 102 loans, 2 of which, or 2.08%, were more than 90 days late;
●	In 2013 we made 173 loans, 1 of which, or 0.58%, were more than 90 days late;
●	In 2014 we made 243 loans, 4 of which, or 1.65%, were more than 90 days late;
●	In 2015, we made 274 loans, 21 of which, or 7.66, were more than 90 days late; and
●	In the first nine months of 2016 we made 217 loans, none of which were more than 90 days late

For more information regarding the number of loans made each year, see the chart on page 12.

As of December 31, 2014, December 31, 2015, and September 30, 2016, loans with an aggregate principal balance net of loan loss reserves of $428,628, $489,493, and $387,769 respectively, were more than 90 days past-due.

As of December 31, 2014, we had loans with an aggregate principal amount of $629,174 which were classified as more than 90 days past due. As of December 31, 2015, we had loans with an aggregate principal amount of $796,824 which were classified as more than 90 days past due. As of September 30, 2016, we had loans with an aggregate principal amount of $770,247 which were classified as more than 90 days past due.

Marketing

We run a multiple level marketing campaign using several different mediums to target and attract potential clients.

Radio: We use radio advertisements to contact and solicit our clients to use our services. This is one of the most effective ways of marketing within the region where we operate, as many people have radios and use them as a primary source of entertainment, due to the fact that there is no cost to listen to a radio broadcast. Our radio spots are aired in English and Spanish.

Internet: We operate a full service web site. In addition to marketing materials, our web site provides putative borrowers with interactive features, enabling them to estimate their loan payments.

Print media: We distribute flyers that advertise our product as well as use local newspapers to print full page color ads to promote our company and the specials that we may be having for the holidays.

We intend to broaden our marketing campaign as our company grows through the entire region.

Competition

In South Florida, given the large demand for our products, we face competition from private money lenders willing to make unsecured loans with virtually no conditions other than repayment, and in return charge their borrowers usurious interest rates.

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Governmental Regulations

We are required to comply with Florida’s usury law, which currently caps the amount of interest that we may charge to a borrower at 18% of the aggregate principal amount of the loan. We are also subject to federal laws applicable to credit transactions, including the Fair Credit Reporting Act, which governs the use and provision of information to credit reporting agencies.

Properties

We currently lease one office location in South Florida. Our main office is located at 3191 Coral Way, Suite 109, Miami, Florida 33145. Our rent for our main office is $4,079.38 per month and the current lease expires in October 2020.

Profitability

During the nine months ended September 30, 2016, our net portfolio outstanding increased from $2,509,596 as of December 31, 2015 to $3,694,659. This increase in the net portfolio is due to our disbursement of loans using the proceeds received from the sale of Certificates from our prior Regulation A offering and awards received from the CDFI Fund. The total amount of new loans during the nine months ended September 30, 2016 was $3,231,208, or 18.13% of the amount of new loans made during the year ended December 31, 2015 of $2,735,345

In the nine months ended September 30, 2016 our operating revenues were $881,353. Operating revenues during this period were influenced by disbursement of new loans during this period and the increase in the total loan portfolio; also we were able to disburse the $600,000 award received from the CDFI Fund, which was recorded as income due to the characteristic of the award. The nature of the award is considered a grant since there were no financial contingencies to the receipt of the funds. Since 100% of the funds were disbursed to fund loans, the full amount of the grant was recorded as revenue for the period ended December 31, 2015 and September 30, 2016.

During the year ended December 31, 2015, our net portfolio outstanding increased from $1,804,913 as of December 31, 2014 to $2,509,596 as of December 31, 2015. This increase in the net portfolio is due to our disbursement of loans using the proceeds received from the sale of Certificates from our prior Regulation A offering. The total amount of new loans during 2015 was $2,735,345 or 130.57% of the amount of new loans made during the year ended December 31, 2014 of $2,094,998.

During 2015, our operating revenues were $1,289,067, or the equivalent of 123.70% of 2014 operating revenues. Operating revenues during 2015 were influenced by a higher disbursement of new loans during this period and the increase in the total portfolio of loans.

In the 2014 and 2015 Audited Consolidated Statements of Cash Flows, we had $995,701 and $18,323 of Net Increase in Cash and Cash Equivalents for those periods, respectively. As of September 30, 2016, the $527,115 net decrease in Cash and Cash Equivalents was mostly due to use in operating activities, specifically Loan Receivables of $1,265,501 to fund new loans. Despite this decrease, we still had Cash and Cash Equivalents of $503,189.

The salaries and related expenses paid to our employees of $505,657 in 2014 were approximately 48.52% of our total interest and noninterest income in 2014. As of December 31, 2015, these expenses were $550,829 and for the nine months ended September 30, 2016, these expenses were $411,215. We expect that salaries and related expenses paid to our employees, particularly our loan specialists, will continue to comprise a large portion of our expenses and a large percentage of our income because we believe that our success is dependent upon the productivity and success of our loan specialists.

On September 24, 2013 we received a written notice that we had been awarded $600,000 from the CDFI Fund and we received the funds on January 23, 2014. By June 30, 2014 we had disbursed $600,000 or 100% of the award as new loans that are included as income due to the characteristics of the award. Due to the additional loans made pursuant to the CDFI award, we had net income of $452,271.

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On September 10, 2015 we received written notice that we had been awarded $650,000 from the CDFI Fund and we received the fund on March 23, 2016. By April 30, 2016 we had disbursed $650,000 or 100% of the award as new loans that are included as income due to the characteristics of the award. Due to the additional loans made pursuant to the CDFI Fund Award, we had net income of $92,901 for the year ended December 31, 2014; $203,625 for the year ended December 31, 2015 and $(6,855) for the nine months ended September 30, 2016. For the year ended December 31, 2013 we incurred a net loss of $369,097. We incurred a net loss of $464,435 for the year ended December 31, 2010. During 2011, we incurred a net loss of $782,136. For the year ended December 31, 2012, we incurred a net loss of $543,475. We expect to continue to incur net losses in the near future until our loan portfolio generates sufficient interest revenue to fund our fixed expenses. Until we are profitable, we expect to fund any net losses with additional capital contributions from our members and loans provided by our officers, family members of our officers and certain of our equity investors. As of September 30, 2016, the principal amount of these short-term loans outstanding was $0.00. The main reason for the decrease in debt is due to a conversion from debt to equity.

For the CDFI grants, awarded funds must be used to make loans. Both 2013 and 2015 awards were disbursed within three months of receiving the grant communications, even though the agreements allowed disbursement within three years. In both cases we reported the disbursements and thereafter had no further obligation. As of the date of this circular, we have not received any feedback or complaint from the CDFI Fund regarding our compliance with the agreement. Based on conversations with the officer of the CDFI Fund, we believe that we are in full compliance.

On July 15, 2015 we received a written notice that we had been awarded $200,000 from the CDBG Block of the Miami-Dade County to provide loans in the Miami-Dade County. On September 29, 2016 we received a written notice that we had been awarded $200,000 from the CDBG Block of the Miami-Dade County to provided loans in the Miami-Dade County.

For each CDBG Block Award, after being informed of the award, we must provide information to Miami-Dade County in order to receive funds. For the 2015 award, we submitted required information and expect to receive the funds shortly. After Miami-Dade County disburses the award, there are no further requirements. We are unaware of any contingencies related with the CDBG Block Award. For the 2016 award, we have collected nearly all required information and expect to provide it to Miami-Dade County in January 2017 (although it is due only within the first quarter of 2017).

In order to improve our liquidity position, as discussed above under “Defaults; Collection Activities,” in the fourth quarter of 2009, we implemented initiatives designed to improve our collections process in order to reduce our past-due loans and increase our cash flow. In addition, we have been proactive in seeking new funding sources, including the offering of the Certificates, and actively managing costs and expenses. However, these actions have not yet improved our liquidity position, and we cannot assure you that these actions will remedy the material deficiency in our liquidity position in the future.

USE OF PROCEEDS

The proceeds from the sale of the Certificates offered hereby will be used to fund additional microloans. Assuming that we issue the maximum amount of Certificates, we estimate that the net proceeds from the sale of the Certificates will be approximately $10,000,000, which will be used as follows:

	Amount	Percentage of Maximum Offering
Total Proceeds	$10,000,000	100%
Less: Offering Expenses	0
Commission and Finders Fees	0
Legal and Accounting	0
Printing and Advertising	0
Net Proceeds from Offering	$10,000,000	100%

Use of Net Proceeds
Micro Loans	$10,000,000	100%

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In the event we issue less than the maximum amount of Certificates, we will use any net proceeds from the sale to fund additional microloans.

The Company is paying directly for the costs of the Offering; which are estimated to be approximately $50,000 and no portion of the proceeds from the Offering will be used for this purpose. The Company does not intend to use the proceeds to discharge any indebtedness incurred by the Company prior to this Offering. The Company may temporarily invest proceeds in income producing securities and Treasury Bills of short maturities, before it disburses funds to make microloans.

CAPITALIZATION

The following table sets forth the Company’s capitalization as of the most recent balance sheet date.

	September 30, 2016
	Actual	Pro Forma as Adjusted
DEBT	$7,442,637	$17,442,637

OWNERS’ EQUITY
Equity interests	$767,857	$767,857

Total capitalization	$8,210,494	$18,210,494

DESCRIPTION OF CERTIFICATES

The following description is a summary of the material provisions of the Certificates. It does not restate the terms and material provisions of the Certificates in their entirety. We urge you to read the Certificates because they, and not this description, will define your rights as a holder of the Certificates. A copy of the form of the Certificates is available to you upon request.

The Certificates are not equity securities but are unsecured debt securities. The Certificates are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Brief description of the Certificates

The Certificates will be our unsecured obligations and will:

●	rank equally with all of our existing and future unsecured indebtedness;

●	rank senior to all of our future subordinated indebtedness, if any;

●	be effectively subordinated to all of our and our subsidiaries’ existing and future secured obligations to the extent of the value of the assets securing such obligations; and

●	be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

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Principal, maturity and interest

The Certificates will be issued in the minimum amount of $1,000, and in multiples of $100 for any amount greater than $1,000. The Certificates will be offered in maturities of 6 to 24 months from the date issued, with a fixed interest rate depending on the term. The Company will typically issue Certificates on the same or next day, after deposit by the Company of the subscriber’s payment check and the check is collected by the Company’s bank.

The interest rate for each Certificate will be based on the formula set forth below and varies according to the term of the Certificate. The minimum and the maximum fixed interest rates that are offered will change from time to time in response to changes in the current T Bill yield data obtained from the Federal Reserve Board, or a similar credible source. The interest rates for new Certificates are set on the first Monday of each month at the start of business based on the T Bill yields that day. Such rates are paid on all Certificates issued between the start of business on that Monday and the close of business on the last day prior to the first Monday of the next month. Interest is calculated and accrues daily based upon a 30-day month and a 360-day year. To determine the current rates, prospective investors in the Certificates should call the Company at (305) 854-8113, or consult the web page www.ourmicrolending.com.

The interest rate for each Certificate is based on the following formula and varies according to the term of the Certificate as follows:

6 Months Certificate Rate = 6 Months T Bill plus 5.00%.

12 Months Certificate Rate = 1 Year T Bill plus 6.25%.

18 Months Certificate Rate = 1 Year T Bill plus 7.75%.

24 Months Certificate Rate = 2 Year T Bill plus 9.00%

“T Bill” is defined as the “Constant Maturity Treasury Bill Monthly Average Yield.” The source of T Bill yield data will be the Federal Reserve or a similar credible source.

We will pay interest on Certificates quarterly, semi-annually or at maturity, at the holder’s option.

For Example, if you invested $1,000 on December 8th, 2016:

1) the T-Bill rate that would be used would be the rate posted by the Federal Reserve on Monday, December 5th, 2016;

2) the total interest rate that you would receive would be based on the term that you selected as set forth below; and

3) your interest payments would be paid either at maturity, for loans of 24 months or less, or annually for loans of 18 months or 24 months as set forth below.

Term	T-bill	Spread	Total Interest Rate	Interest Payments and Payment Date
6	0.60	5.00	5.60%	$28.00 on June 8th, 2017

12	0.82	6.25	7.07%	$70.70 on December 8th , 2017

18	0.82	7.75	8.57%	$85.70 on December 8th, 2017 and $42.85 on June 8th, 2018.

24	1.14	9.00	10.14%	$101.40 on December 08th, 2017 and $101.40 on December 08th, 2018

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If you invested $1,000, then interest would be payable, calculated on the higher principal amount, on the dates set forth above or, at your option, quarterly on each of November 8, February 8, May 8 and August 8 until maturity.

Optional prepayment

The Certificates may be prepaid in whole or in part at any time prior to their respective maturity dates without premium or penalty.

Events of default

The Certificates provide that each of the following constitutes an “Event of Default” with respect to each individual Certificates:

(a) our failure to make a payment when due under the Certificates (i) of any interest payment within five (5) business days of when the interest payment is due, or (ii) of the entire outstanding balance of principal and interest on the maturity date; or

(b) if we voluntarily file a petition under the Federal Bankruptcy Code, or under any similar or successor Federal statute relating to bankruptcy, insolvency arrangements, or reorganizations; or if we fail to obtain a vacation or stay of involuntary proceedings brought for the reorganization, dissolution or liquidation of us; or if we are adjudged a bankrupt, or upon our dissolution, business failure or discontinuance as a going concern business; or if a trustee or receiver shall be appointed for us or for our property; or if there is an attachment, execution or other judicial seizure of any portion of our assets, and such seizure is not discharged within ten (10) days.

If any Event of Default occurs and is continuing, at the option of the holder, the entire outstanding principal balance due under each individual Certificate and all accrued and unpaid interest on that individual Certificate will become immediately due and payable by us without further action or notice at the option of the holder. An Event of Default on one Certificate will not be considered an Event of Default for all other Certificates.

Form of Certificates

All Certificates will be issued in fully registered form. The Company is entitled to treat the registered holder shown on its records as the owner of the Certificate for all purposes. Ownership of a Certificate may be registered in the name of any two or more named persons as joint tenants with right of survivorship, as tenants in common or as tenants by the entireties, and payment of principal and interest on any Certificates so registered will be made to the person or persons entitled to receive such payment as their interests may appear.

Payment or Rollover at Maturity

The Certificates will be subject to automatic rollover. Fifteen business days before the maturity date of the Certificate, the Company will contact the holder telephonically and send a notice to the holder by first class mail at the holder’s address that the Certificate is going to mature and request whether the holder wishes to let the Certificate rollover, or to be repaid. The Company will repay holders who notify it ten business days before the maturity date that they wish to be repaid. Unless the holder notifies the Company ten business days before the maturity date that it does not wish to let the Certificate rollover and presents the Certificate for payment, or the Company otherwise elects to repay the Certificate, the Certificate will be automatically rolled-over into a new Certificate at the interest rate then being offered by the Company based on the same term as the original Certificate. The holder may elect to roll-over all, or a portion of, the Certificates it owns. To determine the interest rate applicable to the rolled-over Certificate, holders should call the Company at (305) 854-8113, or consult the web page www.ourmicrolending.com. The rolled-over Certificate will bear interest at the then current interest rate for newly issued Certificates, based on the formula described above, the maturity date will be extended for an additional term of identical length as the original Certificate, and the frequency of interest payments will be identical to the frequency of the original Certificate.

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Due to automatic rollover, investors will not receive payment of principal at maturity or subsequent payment dates unless the investor complies with the procedures for notification and delivery of Certificates. In order to receive payment of principal upon maturity, the holder must notify the Company ten business days before the Certificate’s maturity date that it elects not to let the Certificate rollover and it must present the Certificate to the Company for payment. Notification of the election to not rollover Certificates may be made in writing or via telephone or facsimile. Notification and delivery of the Certificate must be made to the Company’s office located at 3191 Coral Way, Suite 109, Miami, Florida 33145, attention: Investor Services, or by facsimile at (305) 854-8115, by the Certificate’s maturity date. In order to be effective, such notification must be received at the Company’s office, or by facsimile, by the maturity date. If the Company does not receive the notification by such time, the Certificates will be rolled-over.

For example, if your original Certificate had a term of 12 months and you elected to be paid interest quarterly, the rolled-over Certificate would also have a term of 12 months, interest would be paid quarterly and the interest rate would be based on the above formula for new Certificates with a term of 12 months. If you have any questions regarding the roll-over of Certificates, please call: Investor Services at (305) 854-8113.

Lost, Stolen or Destroyed Certificates: Issuance of New Certificates

If a holder loses his or her Certificate, or the Certificate is stolen or destroyed, the Company will issue a new Certificate in the place of the lost, stolen or destroyed Certificate if the holder gives the Company a bond sufficient to indemnify the Company against any claim that may be made against it on account of the alleged loss, theft or destruction of any Certificate or the issuance of a new Certificate.

Lack of Public Market

There is no public market for the Certificates, and none is expected to develop for their purchase and sale.

Financial information provided to investors

Beginning with the 2014 fiscal year end, in addition to the financial information provided in this Offering Circular, the Company will provide a copy of its financial statements to all holders of Certificates within 120 days after the end of each fiscal year.

PLAN OF DISTRIBUTION

The Company is offering the Certificates directly to investors, without an underwriter or selling agent. The Certificates will be sold by the Company’s officers, including Emilio M. Santandreu, on an ongoing and continuous basis, with no minimum amount to be sold and, therefore, there is no arrangement for the return of funds to subscribers if all, or a minimum number of the Certificates are not sold. The officers who will be offering the Certificates are not deemed to be brokers under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended. In accordance with the provisions of Rule 3a4-1(a), officers who sell Certificates will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

Management maintains the right to retain outside professionals, including placement agents, in the event the efforts of our officers are unsuccessful. Disclosure of any fees to be paid to outside professionals or consultants will be disclosed at the time any such placement arrangement arises, if at all.

Once the Commission qualifies the Offering, we are permitted to generally solicit investors nationwide by use of various advertising mediums, such as print, radio, TV, and the Internet. We plan to primarily use the Internet through a variety of existing Internet advertising mechanisms, such as adwords and search engine optimization (e.g., placement on Yahoo and Google). As a result, it is anticipated that Internet traffic will arrive at a section of our website where prospective investors, who must register on our website and live in jurisdictions where the Certificates are permitted to be offered and sold, can find additional information regarding the Offering and may initiate a purchase of the Certificates in compliance with the Subscription Agreement.

DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS

Our operating agreement provides that, subject to the approval of our owners, profits shall be distributed to our owners on an annual basis. No distributions were made to our owners in 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015. At this time, we do not anticipate making any distributions in 2016.

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EXECUTIVE OFFICERS AND MANAGING MEMBER

The following list names each person who serves as an executive officer or Managing Member of the Company.

Name	Age	Position
Emilio M. Santandreu	64	President, Chief Executive Officer, and Managing Member
Omar Alireza	37	Chief Financial Officer
Melina Santandreu	37	Marketing Director

Emilio M. Santandreu has served as our President, Chief Executive Officer, and Managing Member since he co-founded the Company in October 2007. He also served as our Chief Financial Officer from October 2007 until Mr. Alireza becomes our Chief Financial Officer in 2012. From 2004 to 2007, Mr. Santandreu served as Chief Executive Officer of BDM, a microfinance company that he founded in Venezuela. Mr. Santandreu has also served as chief executive officer for several other financial and insurance companies in Venezuela, including C.A. Seguros la Occidental (2001-2004), Sanitas Venezuela, S.A. (1998-2001) and Consalud 800 (1993-1998). Mr. Santandreu holds an undergraduate degree in Industrial Engineering from Universidad Catolica Andres Bello and a master’s degree in Business Administration from IESA Caracas.

Omar Alireza has served as our Chief Financial Officer since 2012. Mr. Alireza possesses national and international professional experience in analysis, evaluation and creation of businesses. He holds a Master in Business Administration from the Instituto de Empresa in Madrid, Spain, has experience with multicultural teams, and has the ability to negotiate in Spanish and English. Mr. Alireza has been working in microfinance since 2003 gathering experience in both for-profit and nonprofit institutions like Opportunity Fund in California, where he held the title of Small Business Director from 2010 to 2012. Before working for Opportunity Fund, Omar Alireza worked had worked with OUR MicroLending, LLC since its inception.

Melina Santandreu has served as our Marketing Director since August 2010. Ms. Santandreu was directly involved in the marketing plan development for BDM in Venezuela, and has worked in the microfinance industry for over two years. Ms. Santandreu holds an undergraduate degree in Hospitality Administration and a Master’s degree in Business Administration and Leisure Management from Escuela de Administracion de Empresas (EAE) in Spain. Prior to joining Our MicroLending she worked as a Marketing Consultant for L Hotels Corporation in Venezuela from July 2008 until October 2009, and as Account Manager for MD Nexus Publicidad in Caracas from October 2007 until July 2008. Her experience in marketing also includes Palm Beach Travel and Tourism Agency as Marketing Manager in Caracas, Hard Rock Café Margarita Island as Marketing Manager, and PGE Joseph Casellas in Barcelona as Event Coordinator

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PRINCIPAL STOCKHOLDERS

The following table sets forth information as of September 30, 2016, with respect to the beneficial ownership of our equity interests, which are the only class of equity securities we have issued and outstanding, by (i) each person known by us to be the beneficial owner of more than 10% of our outstanding equity interests, and (ii) our executive officers and Member as a group:

Name and Address of Member	Percentage of Membership Interests Held
OUR Financial Holdings (1) c/o OUR MicroLending, LLC 3191 Coral Way, Suite 109 Miami, Florida 33145	16.71%

Emilio Santandreu 31.05% c/o OUR MicroLending, LLC 3191 Coral Way, Suite 201 Miami, Florida 33145	31.05%

Emilio M. Santandreu and Our Financial Holdings combined c/o OUR MicroLending, LLC 3191 Coral Way, Suite 109 Miami, Florida 33145	47.76%

All Executive Officers and Managing Member as a group (2)	52.24%

(1) Our Financial Holdings, INC is beneficially owned by Emilio M. Santandreu. The business address of Emilio M. Santandreu is c/o Our Microlending, LLC, 3191 Coral Way, Suite 109, Miami, Florida 33145.

(2) Omar F. Alireza, our Chief Financial Officer, owns 1.40% of the equity interests of the Company.

MANAGEMENT RELATIONSHIPS, TRANSACTIONS AND REMUNERATION

Between 2011 and 2014, we received loans from Mr. Santandreu, directly ($276,500), and through a related company, OUR Financial Holdings, Inc. (“Financial Holdings”), ($700,600) in the aggregate principal amount of $977,100. On August 31, 2011, Mr. Santandreu instructed the Company to apply $232,267 of the $242,000 owed to him by the Company, and recorded in loans payable as of June 30, 2011, against the amount of capital that he owes to the Company pursuant to capital contributions that he is required to make as a member of the Company. This reduced the balance of the amount due from members and loans payable by $232,267 as of August 31, 2011. On December 31, 2011, Mr. Santandreu instructed the Company to apply the remaining $9,733 of the $242,000 owed to him by the Company, also, he instructed the Company to apply the $290,267 of the $683,600 owed to Financial Holdings and recorded in loans payable as of June 30, 2011, against the amount of capital that he owes to the Company pursuant to capital contributions that he is required to make as a member of the Company. This reduced the balance of the amount due from members and loans payable by $300,000 as of December 31, 2011. On September 30, 2012, Mr. Santandreu instructed the Company to apply $200,000 of the $393,333 owed to him and Financial Holdings against the amount of capital that they owe to the Company pursuant to capital contributions they are required to make as members of the Company. This reduced the balance owed to Financial Holdings to $193,333 as of September 30, 2012. On December 31, 2012, Mr. Santandreu instructed the Company to apply $193,333 of the $193,333 owed to him and Financial Holdings against the amount of capital that they owe to the Company pursuant to capital contributions they are required to make as members of the Company. On March 31, 2014, Mr. Santandreu instructed the Company to apply $51,500 of the $51,500 owed to him and Financial Holdings against the amount of capital that they owe to the Company pursuant to capital contributions they are required to make as members of the Company. This reduced the balance owed to Financial Holdings to $0 as of June 30, 2014. There are no outstanding loans.

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We have also received loans from family members of Mr. Santandreu, members and persons, or entities related to the members, in the aggregate principal amount of $429,242. These loans have terms of 90 or 360 days and bear interest at the rate of 6% to 8%. These loans that have matured prior to the date of this Offering Circular have been rolled-over and have the same terms as the original loans. We received instructions as of December 2012 from one of the lenders to convert the equivalent of $173,739 to Company’s capital contribution, and lenders of the remaining loans to renew their loans at maturity. We also received instructions as of March 2014 from the same lender to convert the equivalent of $26,753 to Company’s capital contribution for a total contribution of $200,492 and also from other lender to convert the equivalent of $41,094 to Company’s capital contribution; and lenders of the remaining loans to renew their loans at maturity. At maturity loans were paid down and as a result, loans in the aggregate principal amount as of September 30, 2016 is $0.00. There are no outstanding loans.

Other than the capital contributions from our equity owners, we are not doing business with any of our officers, our Managing Member, key personnel or 10% owners of our outstanding equity interests or any of their relatives. We do not have any employment agreements with any of our employees or officers. The following table sets forth the compensation for each of our executive officers and key personnel and our Managing Member, as a group, for the past fiscal year:

Name	Title	Cash
Emilio M. Santandreu	President, Chief Executive Officer and Managing Member	$132,000
Omar Alireza	Chief Financial Officer	$72,000
Melina Santandreu	Marketing Director	$46,080

	Total:	$250,080

LITIGATION

Other than routine collection activities in respect of defaulting clients we are not engaged in, nor are we aware of any pending, litigation.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the Certificates. The summary is based on the Internal Revenue Code (the “Code”), and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect. This summary applies to you only if you acquire the Certificates for cash in this Offering at the initial offering price and hold the Certificates as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances and it does not address state, local, foreign, alternative minimum or non-income tax considerations that may be applicable to you. Further, this summary does not deal with holders that may be subject to special tax rules, including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, U.S. Holders (as described below) whose functional currency is not the U.S. dollar, certain U.S. expatriates or holders who hold the Certificates as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated transaction for U.S. federal income tax purposes. You should consult your own tax advisor as to the particular tax consequences to you of acquiring, holding or disposing of the Certificates.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Certificate that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) such trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person, or (ii) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

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For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Certificate that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Certificates, then the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that holds Certificates or a partner in such a partnership, you should consult your own tax advisor as to the particular U.S. federal income tax consequences applicable to you.

U.S. Holders

Interest

We anticipate that the Certificates will not be issued with original issue discount for U.S. federal income tax purposes. In such case, if you are a U.S. Holder, interest on a Certificate will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your usual method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Dispositions of Certificates

If you are a U.S. Holder, upon the sale, exchange, redemption, retirement or other taxable disposition of a Certificate, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously taken into income), and (ii) your adjusted tax basis in the Certificate. Your adjusted tax basis in a Certificate will generally be equal to your cost for the Certificate, reduced by any principal payments you have previously received in respect of the Certificate. Such gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if your holding period in the Certificate exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

U.S. federal backup withholding may apply to payments on the Certificates and proceeds from the sale or other disposition of the Certificates if you are a non-corporate U.S. Holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the Internal Revenue Service (the “IRS”).

A U.S. Holder will also be subject to information reporting with respect to payments on the Certificates and proceeds from the sale or other disposition of the Certificates, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Interest

Subject to the discussion of backup withholding and information reporting below, if you are a Non-U.S. Holder, payments of interest on the Certificates to you will not be subject to U.S. federal income tax (including branch profits or withholding tax), provided that:

• you do not, directly or indirectly, actually or constructively, own 10% or more of the voting power of the stock of OUR MicroLending, LLC;

• you are not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of your trade or business;

• you are not a controlled foreign corporation for U.S. federal income tax purposes that is, actually or constructively, related to us (as provided in the Code);

• the interest payments are not effectively connected with your conduct of a trade or business within the United States; and

• you meet certain certification requirements.

26

You will satisfy these certification requirements if you certify on IRS Form W-8BEN, or a substantially similar substitute form, under penalties of perjury, that you are not a United States person within the meaning of the Code, provide your name and address and file such form with the withholding agent. If you hold the Certificate through a foreign partnership or intermediary, you and the foreign partnership or intermediary must satisfy certification requirements of applicable Treasury regulations.

Even if the requirements listed above are not satisfied, you will be entitled to an exemption from or reduction in U.S. withholding tax provided that:

• You are entitled to an exemption from or reduction in withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption or reduction, you must generally complete IRS Form W-8BEN and claim this exemption or reduction on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files; or

• The interest income on the Certificates is effectively connected with the conduct of your trade or business in the United States. To claim this exemption, you must complete IRS Form W-8ECI.

You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Dispositions of Certificates

Subject to the discussion below regarding backup withholding and information reporting, if you are a Non-U.S. Holder, you will not be subject to U.S. federal income tax (including branch profits tax) on the gain you realize on any sale, exchange, redemption, retirement or other taxable disposition of a Certificate, unless:

• the gain is effectively connected with your conduct of a trade or business within the United States and, if required by an applicable treaty (and you comply with applicable certification and other requirements to claim treaty benefits), is generally attributable to a U.S. “permanent establishment”;

• you are an individual and have been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

• a portion of the gain represents accrued but unpaid interest, in which case the U.S. federal income tax rules for interest would apply to such portion.

U.S. Trade or Business

If interest on a Certificate or gain from a disposition of the Certificates is effectively connected with your conduct of a U.S. trade or business, and, if required by an applicable treaty, you maintain a U.S. “permanent establishment” to which the interest or gain is attributable, you will generally be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if you were a U.S. Holder. If you are a foreign corporation, you may also be subject to a branch profits tax of 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless you qualify for a lower rate under an applicable income tax treaty.

27

Backup Withholding and Information Reporting

Under current U.S. federal income tax law, backup withholding and information reporting may apply to payments made by us (including our paying agents) to you in respect of the Certificates, unless you provide an IRS Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a Non-U.S. Holder or otherwise establish an exemption. We (or our paying agent) may, however, report payments of interest on the Certificates.

The gross proceeds from the disposition of your Certificates may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your Certificates outside the United States through a foreign office of a foreign broker and the sales proceeds are paid to you outside the United States, then the backup withholding and information reporting requirements will generally not apply to that payment. However, information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your Certificates through the foreign office of a foreign broker that is, for U.S. federal income tax purposes:

• a United States person (within the meaning of the Code);

• a controlled foreign corporation;

• a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

• a foreign partnership with certain connections to the United States;

unless such broker has in its records documentary evidence that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. In addition, backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that you are a United States person.

You should consult your own tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

The U.S. federal tax discussion set forth above is included for general information only and may not be applicable depending on a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the beneficial ownership and disposition of the Certificates, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

28

PART F/S

FINANCIAL STATEMENTS

29

TABLE OF CONTENTS

	Page
INDEPENDENT AUDITORS' REPORT	1-2
CONSOLIDATED FINANCIAL STATEMENTS	
CONSOLIDATED BALANCE SHEET	3
CONSOLIDATED STATEMENT OF INCOME	4
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' CAPITAL	5
CONSOLIDATED STATEMENT OF CASH FLOWS	6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	7-18

ALBERNI CABALLERO & FIERMAN, LLP
ACCOUNTANTS • ADVISORS

Alberni Caballero & Fierman, LLP
4649 Ponce de Leon Blvd
Suite 404
Coral Gables, FL 33146
T: 305.662.7272 F: 305.662.4266
ACF-CPA.COM

INDEPENDENT AUDITORS' REPORT

To Management and Members of
OUR Microlending, LLC and Subsidiary
Miami, Florida

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of OUR Microlending, LLC and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, members' capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements In order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

1

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OUR Microlending, LLC and Subsidiary as of December 31, 2015 and 2014, and the changes in members' capital and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Alberni Caballero & Fierman, LLP

Alberni Caballero & Fierman, LLP
Coral Gables, Florida
April 11, 2016, except for Notes 4, 18, and 19, as to which the date is December 15, 2016

2

OUR MICROLENDING LLC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2015 and 2014

	2015	2014
ASSETS		
Cash and Cash Equivalents	$ 1,030,284	$ 34,583
Certificates of Deposit	3,825,000	-
Loan Receivables, Net	2,509,596	1,804,913
Account Receivables - Other	886,440	-
Other Assets	227,871	173,090
Property and Equipment, Net	61,967	70,579
Deposits	10,389	10,334
TOTAL ASSETS	**$ 8,551,546**	**$ 2,093,499**

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES

	2015	2014
Accounts payable	$ 17,123	$ 10,082
Guaranteed Deposits	420,068	334,872
LOANS		
Loans Payable - Related Parties	57,295	67,501
Credit Line	965,420	-
MFLP Program	4,776,750	-
Investment Certificates - Regulation A.	1,344,179	1,101,578
ACCRUED INTEREST		
Accrued Interest - Loans Payable	643	1,064
Accrued Interest - Loans Payable MFLP	16,988	-
Accrued Interest - Investment Certificates	15,654	7,335
Deferred Income - FY 2015 CDFI Fund Award	162,733	-
Total Liabilities	$ 7,776,854	$ 1,522,432

MEMBERS' CAPITAL

	2015	2014
MEMBERS' CAPITAL	$ 774,692	$ 571,067
TOTAL LIABILITIES AND MEMBERS' CAPITAL	**$ 8,551,546**	**$ 2,093,499**

3

	2015		2014	
REVENUE				
Commission Income	$ 227,513		$ 152,887	
Interest Income	312,452		281,872	
Income - FY2013 CDFI Award	-		600,000	
Income - FY2015 CDFI Award	522,950		-	
Income - FY2015 CDBG	200,000		-	
Other Income	26,152		7,339	
Total Income		$ 1,289,067		$ 1,042,098
OPERATING EXPENSES				
Amortization	$ 63,079		$ 30,000	
Advertising	18,401		16,937	
Bad Debt Expenses	132,863		149,988	
Depreciation	14,001		4,876	
Interest	119,492		108,698	
Legal and Professional Fees	91,100		35,169	
Rent	44,271		43,200	
Salaries and Related Expenses	550,829		505,657	
Other Operating Expenses	51,406		54,672	
Total Operating Expenses		$ 1,085,442		$ 949,197
NET INCOME		**$ 203,625**		**$ 92,901**

4

OUR MICROLENDING LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2015

	Membership Interest	Accumulated Deficit	Total Members' Capital
Balance - January 1, 2014	$ 3,900,000	$ (3,671,834)	$ 228,166
Member Contributions	250,000	-	250,000
Net Income	-	92,901	92,901
Balance - December 31, 2014	$ 4,150,000	$ (3,578,933)	$ 571,067
Member Contributions	-	-	-
Net Income	-	203,625	203,625
Balance - December 31, 2015	$ 4,150,000	$ (3,375,308)	$ 774,692

5

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES		
Net Income	$ 203,625	$ 92,901
Adjustment to reconcile Net Income		
to net cash (used in) provided by operations:		
Depreciation	14,001	4,876
Amortization	63,079	30,000
Changes in Operating assets and liabilities:		
Loan Receivables	(811,468)	510,226
Allowance for Loan Losses	106,786	(65,153)
Other current Assets	(880,240)	(8,000)
Other Assets	(125,914)	(97,063)
Accounts Payable	1,635	(24,090)
Net cash and cash equivalents (used by) provided by operating activities	**(1,428,496)**	**443,697**
CASH FLOWS FROM INVESTING ACTIVITIES		
Certificates of Deposit	(3,825,000)	-
Property and Equipment	(3,590)	-
Net cash and cash equivalents used in investing activities	**(3,828,590)**	-
CASH FLOWS FROM FINANCING ACTIVITIES		
Guaranteed Deposits	85,196	154,219
Loans Payable – Related Parties	(10,206)	(180,084)
Credit Line	965,420	-
Loan Payable - MFLP Program	4,776,750	-
Investment Certificates – Reg. A	242,601	(641,617)
Accrued Interest - Loans Payable	16,567	(3,399)
Accrued Interest – Investment Certificates	8,319	(4,493)
Deferred Income	168,140	-
Contributions from members (Note 11)	-	250,000
Net cash and cash equivalents provided by (used in) financing activities	**6,252,787**	**(425,374)**
NET INCREASE IN CASH AND CASH EQUIVALENTS FOR PERIOD	**995,701**	**18,323**
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	**34,583**	**16,260**
CASH AND CASH EQUIVALENTS AT END OF PERIOD	**$ 1,030,284**	**$ 34,583**
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:		
Cash paid for Interest Loan Payable	$ 15,788	$ 11,235
Cash paid for Interest Regulation A	$ 91,799	$ 89,063
Cash received from Interest	$ 251,141	$ 192,278
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES:		
Loans payable converted to members' capital (Note 11)	$ -	$ 187,500
Reclassification of accrued Interest	$ -	$ 11,900

6

OUR MICROLENDING LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS

OUR Microlending LLC, (the "Company") is a CDFI certified by the US Department of the Treasury, was organized on October 9, 2007 in the State of Florida. The Company intends to promote and help small business and minorities unattended by conventional banking by offering small business loans tailor-made to each client (microfinance) in South Florida. Microfinance Investment Company, LLC (a wholly owned "Subsidiary") was organized on July 11, 2008 in the State of Florida and is engaged in obtaining financing for OUR Microlending, LLC.

Our Microlending, LLC is a limited liability company in which ownership is documented in the form of membership not shares. The distribution of earnings to an LLC's members is governed through operating agreements and may not be in direct relation to a member's percentage of ownership. It is for this reason that no earnings per share (EPS) or similar calculations are included in the Consolidated Statement of Change in Members' Capital.

In the opinion of the Company's management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the consolidated financial statements have been made.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of OUR Microlending, LLC and Subsidiary ("the Company") is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.

The Company has chosen to aggregate certain smaller balances (less than $10,000) not deemed material throughout the financial statements for which detailed information is not provided unless specifically required under accounting principles generally accepted in the United States of America.

All specific accounting detail is available to the Company's members upon request.

Method of Accounting

Accounting policies of the Company are on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of OUR Microlending, LLC and Subsidiary. All significant intercompany transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with original maturities of three months or less to be cash equivalents, except for those amounts held for long-term investment purposes, which are included in investments.

Loans Receivable

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, and an allowance for loan losses.

7

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable (Continued)

The Company charges late fees between 5% and 10% for any loan that is not paid within 5 days after the due date. All payments received from the borrowers are first applied against any collection expense incurred by the Company, any late fee assessed to the borrower, outstanding interest and finally against the outstanding principal as documented in the borrowers' promissory note.

Interest income on loans is recognized based on the principal amount outstanding and the related rate of interest. The accrual of interest on loans is discontinued when, contractually, a loan becomes 90 days past due, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status (i.e., after 90 days of delinquency), all interest previously accrued but not collected is reversed against current period interest income. When the loan is taken off nonaccrual status or when the loan becomes current, the accrual of interest income is resumed.

Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. A loan is moved to non-accrual status in accordance with the Company's policy, typically after 90 days of non-payment. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans that are past due for more than 30 days are charged the highest interest rate permissible by law.

A loan is considered impaired when based on current events and information, it is probable that the Company will be unable to collect the scheduled principal or interest when due in accordance with the contractual terms of the loan agreement. Application of this policy by the Company entails the individual identification of loans that are considered impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

Loans that experience insignificant payment delays and/or payment shortfalls generally are not classified as impaired. Impaired loans that do not meet the criteria described above are considered nonaccrual and are accounted for as such.

Allowances for Loan Losses and Accrued Interest Receivable

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the un-collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

The allowance for loan losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.

The company maintains an unallocated component of the allowance for loan losses to cover uncertainties that could affect management's estimate of probable losses, such as: the margin of error/imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general components of the allowance for loan losses.

8

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowances for Loan Losses and Accrued Interest Receivable (Continued)

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company reviews the specific allowance for loan losses component of each impaired loan on a quarterly basis and more frequently if additional information is obtained that would indicate any further weakening of the Company's ability to collect on the debt. The Collection Committee is made up of the management team, it meets twice a month and captures the relevant data about the debt and the debtor. If the Collection Committee notes any weakening of the Company's ability to collect on the debt, it reports the information to the Portfolio Committee which is also made up of members of the management team including the President and CEO, in order to evaluate the appropriateness of the specific component of the allowance for loan losses. A relevant data for loss is captured every two weeks, as the Collection Committee meets. Also, the Portfolio Committee meets once a month and quarterly, this meeting is used to capture relevant loss data for its historical loss experience.

Loans, for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Troubled debt restructurings are measured at the present value of estimated future cash flows using the loan's effective interest rate at inception.

Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

At the same time and following the same methodology the Company also evaluates the collectability of the accrued interest receivable in order to estimate probable losses on the accrued interest receivable.

At each balance sheet date the total increase on these allowances is charged to bad debt expense in the consolidated statements of operations and of cash flows.

Property and Equipment

Property and equipment are recorded at cost. Major renewals and betterments are capitalized while maintenance, repairs and minor renewals are expensed as incurred. The Company depreciates all property and equipment by use of the straight-line method over the estimated useful lives of the assets ranging from three to seven years.

Guaranteed Deposits

As a condition of credit each customer is required to provide to the Company a cash deposit. These deposits are held by the Company for the purpose of guarantying payment shortfalls throughout the life of the loan, be it late fees, interest, principal, or any other charges against the borrower. They typically range between 5% and 10% of the original note.

Guaranteed deposits when collected are retained directly from the loan proceeds of the respective credit. These deposits are noninterest earning and are used to offset any pending fees at the maturity of the credit. The deposit is refunded to the customer upon receipt of the final loan payment.

These deposits are recorded on the balance sheet as liabilities under the caption "Guaranteed Deposits."

9

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Payable

The Company has borrowed funds from its members and persons and/or entities related with the members for the purpose of financing growth. These loans are carried at interest rates ranging from 6% to 8% and terms ranging from 3 to 36 months. Historically the majority of these loans have been renewed at maturity under the same or new terms agreed to between the Company and the lender.

Revenue Recognition

Commission Income- the Company collects loan fees that range up to 6% from borrowers to recover costs incurred in the process of developing each credit. These fees are recorded as commission income and are typically exceeded by their costs which are also recorded as incurred. Commission fees are only collected if credit is granted. The Company incurs and records the processing expenses regardless of whether the loan is funded or not. Management has determined that the effect of recognizing loan fees as revenue is not materially different from the result that would have been obtained had the loan fees net of costs been amortized. Accordingly all commission income is recorded at the settlement date of each loan and does not differ materially from FASB Codification ASC 310-20.

Interest income- is recognized on the interest method and is based on the principal balance. Interest income is recognized as accrued at the borrowers' stated rate. Interest income also includes interest accrued on loans past due greater than 30 days at the highest rate permissible by law. Interest income is accrued on the unpaid principal balance.

Other Income- comes occasionally from operations not directly related with microcredits such as treasury; factoring or merchant cash advance loans.

Advertising Costs

The Company expenses advertising costs as incurred.

Income Taxes

The financial statements include only those assets, liabilities and results of operations which relates to the business of OUR Microlending, LLC. The financial statements do not include any assets, liabilities, revenues or expenses attributable to the member's individual activities.

The Company will file its income tax return on a cash basis as a partnership for federal and state income tax purposes. As such, the Company will not pay income taxes, as any income or loss will be included in the tax returns of the individual members. Accordingly, no provisions are made for income taxes in the financial statements.

The members' conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analyses of tax laws, regulations and interpretations thereof as well as other factors. Generally, federal, state and local authorities may examine the members tax returns for three years from the date of filing and the current and prior three years remain subject to examination as of December 31, 2015

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

10

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments (Continued)

Because all financial instruments held by the Company have original maturities of less than 12 months, it is the Company's position that their current book value is the best measure of their current fair value, except for some loans payable whose maturities are less than 36 months.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on Management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

NOTE 3 – CERTIFICATES OF DEPOSIT

The Company has 4 Certificates of Deposit totaling $3,825,000. One Certificate for $1,000,000 that will mature on January 16, 2017 and interest rate of 0.550%; two Certificates for $500,000 that will mature on July 16, 2016 and January 16, 2017 and interest rate of 0.350% and 0.550% respectively; and one Certificate for $1,825,000 maturing on July 03, 2016 and interest rate of 0.990%. This money is part of the $4,825,000 agreement between the Company and the State of Florida, where $4,776,750 are due to the State (see Note 10).

NOTE 4 – LOAN RECEIVABLES

Loans Receivables as of December 31, 2015 and 2014 consist of the following:

	2015		2014	
Loans	$	2,327,339	$	1,528,543
Interest	$	451,478	$	425,205
Charges	$	38,111	$	51,711
	$	2,816,927	$	2,005,459
Allowance for loan losses	$	(307,331)	$	(200,546)
Loan receivables, Net	**$**	**2,509,596**	**$**	**1,804,913**

The microfinance methodology works with short-term loans within an average of 12 months, with loans fluctuating from 6 to 18 months. Therefore loans receivable are classified as current assets in the accompanying balance sheets.

Loan receivables as of December 31, 2015 and 2014 are comprised of approximately 378 and 381 micro-financing loans respectively with individual outstanding balances ranging from $500 to $50,000 with an average balance of approximately $6,036 and $5,144 respectively. These loans typically carry stated interest rates of 18% and have terms of less than eighteen months. In most cases the loans are secured, or partially secured, by some form of collateral and each is personally guaranteed by the owners of the businesses. Each loan is specifically customized to the needs of the small and/or minority business and therefore, the terms of each loan receivable vary.

11

NOTE 4 – LOAN RECEIVABLES (Continued)

As of December 31, 2015 loans receivable totaled $2,816,927 and had a respective loan loss allowance of $307,331 and as of December 31, 2014 loans receivable totaled $2,005,459 and had a respective loan loss allowance of $200,546 Loan receivables Net as of December 31, 2015 reflects $144,000 between the Company and a related party (see Note 11).

As of December 31, 2015 and 2014, there were no loans collateralized by cash, stand-by letters of credit or listed stocks.

Nonaccrual loans and loans past due over 90 days still on accrual as December 31, 2015 were $495,866 and $274,381 respectively; and as of December 31, 2014 were $380,438 and $203,689 respectively. Interest income that would have been recorded if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period is $4,978 for the year ended December 31, 2015 and $4,126 for the year ended December 31, 2014. The Company did not hold any refinanced or modified loans as of December 31, 2015 and 2014.

Individually impaired loans at December 31, 2015 and 2014 amounted to $770,247 and $583,827 respectively and had a respective loan loss allowance allocation of $307,331 and $200,546 respectively

As December 31, 2015 and 2014 the Company did not have any repossessed or foreclosed assets.

The table below shows credit quality indicators for the loan portfolio as of December 31, 2015 and 2014. The company assigned grades to the credit risk profile (Pass, Special mention, Substandard and Doubtful) taking into consideration variables such as: internal credit-risk grades, loan-to-value ratios, collateral and collection experience.

Credit Quality Indicators, as of December 31, 2015 and 2014:
Credit exposure. Credit risk profile by internally assigned grade.

	2015	2014
Pass	$ 1,499,905	$ 881,088
Special Mention	160,712	75,013
Substandard	297,523	216,306
Doubtful	369,199	356,136
Total	**$ 2,327,339**	**$ 1,528,543**

NOTE 5 – ALLOWANCE OF LOAN LOSSES

The Company has implemented and adheres to a loss allowance methodology designed to provide for the detection of problem loans and an adequate allowance to cover loan losses and impairment of loans as stated in Note 2. At December 31, 2015 loans were individually evaluated and based upon current information or events it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, the Company has an allowance of $307,331 for year-end 2015, and in management opinion is enough to cover possible losses.

12

NOTE 5 – ALLOWANCE OF LOAN LOSSES (Continued)

The following is an analysis of the allowance for loan losses for the year ended December 31, 2015 and 2014:

	2015 Short- term loans	2014 Short- term loans
Beginning balance	$ 200,546	$ 265,699
Provision for loan losses	132,765	149,988
Loans written -off	(25,980)	(215,141)
Recoveries	-	-
Ending Balance	**$ 307,331**	**$ 200,546**

The following is an aged analysis of loans balances as of December 31, 2015 and 2014:

Past due	2015 Short- term loans	2014 Short- term loans
0 - 30 days	1,430,588	$ 795,125
31 - 60 days	99,927	103,944
61 - 90 days	26,577	45,347
91 - 180 days	93,717	27,145
Over 180 days	676,530	556,682
Total	**$ 2,327,339**	**$ 1,528,243**

NOTE 6 – ACCOUNTS RECEIVABLE – OTHER

The Company recorded as Accounts Receivable those amounts due from the CDFI Fund regarding, the FY2015 CDFI Fund Award ($650,000), and the CDBG Block Miami-Dade County ($200,000) grant. As of December 31, 2015 and 2014, the amount due is $850,000.

NOTE 7 – OTHER ASSETS

Included in other assets of $227,871 are capitalized costs with finite lives of $214,591 (refer to table below), which are amortized on a straight-lines basis over their estimated useful lives and $13,280 of expenses paid in advanced. Expenses related to the preparation of the Offering Circular filled under "Regulation A" with the U.S. Securities and Exchange Commission as well expenses related to external consultants and auditors, CPA, and costs incurred in the Website Application and infrastructure Development Stage, specifically costs incurred to purchase software tools, are amortized over 2 years. Other assets are reviewed annually for impairment or when events or circumstances indicate their carrying amount may not be recoverable. No impairment was recorded at December 31, 2015. Capitalized costs are as follow:

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NOTE 7 – OTHER ASSETS (Continued)

Capitalized Expenses related to Regulation A	Beginning	Additions	Deletions	Ending
Loan Portfolio Software	$ 213,495	37,294	$ -	$ 250,789
Website	21,124	11,851	-	32,975
Promotion and Publicity	23,603	1,155	-	24,758
Trade Mark	1,046	17,822	-	18,867
Bonus	-	4,583	-	4,583
Sub-Total	-	39,875	-	39,875
Accumulated Amortization	259,268	112,580	-	371,848
Net	(94,178)	(63,079)	-	(157,257)
	$ 165,090	**$ 49,501**	**$ -**	**$ 214,591**

NOTE 8 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2015 and 2014 consists of the following:

	2015	2014
Computer Equipment	$ 40,280	$ 34,890
Software	60,000	60,000
Removed - Donation Computer Eqpt.	(1,800)	-
Total property and equipment	98,480	94,890
Less: Accumulated depreciation	(36,512)	(24,311)
Property and equipment, net	**$ 61,967**	**$ 70,579**

Depreciation expense for the year ended December 31, 2015 and 2014 was $14,001 and $4,876, respectively. During the 2015 the Company donated equipment with a cost of $1,800

NOTE 9 - GUARANTEED DEPOSITS

Activity in guaranteed deposits for the year ended December 31, 2015 and 2014 was as follows:

	2015	2014
Beginning balance	$ 334,872	$ 180,926
New Deposits	195,415	201,060
Deposits return to customer	(59,233)	(29,735)
Deposits applied to satisfy deficiency	(50,985)	(17,379)
Ending Balance	**$ 420,068**	**$ 334,872**

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NOTE 10 – LOANS PAYABLE

Line of Credit

In 2015 the Company signed an agreement for a Credit Line of $1,000,000 non-collateralized. As of December 31, 2015 the outstanding balance was $965,420 and the available balance was $34,580. The Credit Line is for 24 months, its matures on January 12, 2017 and the interest rate is 2.050%

Florida Microfinance Act

The Company manages funds from the State of Florida under the Microfinance Act. In 2015 the Company recorded the funds received as a loan payable totaling $4,776,750. As of December 31, 2015, $3,825,000 of these funds is hold in Certificates of Deposit (see Note 3).

NOTE 11 – RELATED PARTY TRANSACTIONS

Member Contributions

There was an increase members' capital in 2014 of $250,000 as a result of an action taken at the December 16, 2013 shareholder meeting. Members converted $163,700 of loans payable, $11,900 of accrued interest and $74,400 was received in cash.

Loan Receivables

On May 29, 2015 the Company made a Loan for $144,000 that will mature on May 29, 2016. The Company charged commission fee and interest rate based on market conditions.

Loans Payable

As of December 31, 2015 and 2014 the Company has 3 individual loans totaling $57,295 and $67,501 respectively due to members of the Company, their relatives or related entities. The loans have outstanding balances ranging from $6,000 to $35,966 at terms ranging from 3 to 36 months. These loans call for interest rates between 6% and 8%, depending on the length of term. The borrowings are unsecured and have no restrictive covenants. At December 31, 2015 and 2014 the largest individual loan to a particular member and related entities amounted to approximately $30,795 and $35,966 respectively. Loans payable at December 31, 2015 and 2014 are recorded based on the original terms or terms based upon renewal agreements agreed to between the Company and the lender.

During 2015 and 2014, the Company received $0. In 2014 the Company converted to member's capital $163,700 of loans payable and $11,900 of accrued interest. In 2015 the Company paid down $10,206.

NOTE 12 – INVESTMENT CERTIFICATES – REGULATION A

The Company has sold 106 Certificates totaling $2,634,966 due to clients, foreign investors and financial institutions and paid down forty-three (43) Certificates that matured totaling $1,290,787. The Certificates have outstanding balances ranging from $1,000 to $500,000 at terms ranging from 180 to 540 days. These Certificates call for interest rates between 5.83% and 9.60%, depending on the length of term. The borrowings are unsecured and have no restrictive covenants.

As of December 31, 2015 and 2014 the Company has 65 Certificates totaling $1,344,179 and 63 Certificates totaling $1,101,578 respectively.

15

NOTE 13 – COMMISSION INCOME

Commission income is composed of loan origination fees and late fees, collected on past due loans. For the year ended December 31, 2015 and 2014, commission fees of $227,513 and $152,887 respectively reported in the statement of operations represents origination fees totaling $176,231 and late fees totaling $51,282 for year-end 2015 and origination fees totaling $116,400 and late fees totaling $36,487 for year-end 2014.

The origination fees are exceeded by the direct cost incurred in the process of developing each credit. These costs are recorded as part of the total operating expenses of the Company.

NOTE 14 – INTEREST INCOME

Interest income includes interest earned on the borrowers' stated rate as well as the interest collected on past due loans that has been accelerated to the highest rate permissible by law. For the year ended December 31, 2015, interest income earned on performing loans was $294,459 while the interest accrued at the higher penalized interest rates amounted to $17,992. For the year ended December 31, 2014, interest income earned on performing loans was $254,674 while the interest accrued at the higher penalized interest rates amounted to $27,198. The total amount of interest income on performing loans as of December 31, 2015 and 2014 was $312,452 and $281,872 respectively.

NOTE 15 – OTHER INCOME

Other income is earned from operations not directly related with microcredits such as treasury; factoring or merchant cash advance loans and totaled $26,152 and 7,339 for the year ended December 31, 2015 and 2014 respectively.

The Company was notified by the Community Development Financial Institutions Fund (CDFI Fund) in 2013, that they would receive in 2014 a $600,000 Award to provide microloans in accordance with the terms of the agreement with the CDFI Fund; also the Company was notified by the Community Development Financial Institutions Fund (CDFI Fund) in 2015, that they would receive a $650,000 Award to provide microloans in accordance with the terms of the agreement with the CDFI Fund. As of December 31, 2015 the Company still has $127,050 available to fund microloans and is included in deferred income. As of the date of this report the Company already used the funds outstanding.

In 2015 the Company also was notified by the CDBG Block of Miami Dade County that will received $200,000 to deploy in loans and generated at least 6 full time employments. As of December 31, 2015 the company succeeds with the goal and the reports were sent to the County.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its office facility and certain office equipment under non-cancelable operating leases expiring in October 2020. Rent expense under the leases was $44,271 and 44,200 for the period ended December 31, 2015 and 2014 respectively.

The future minimum obligations under these leases are as follows:

Period ending December 31,	
2016	$ 45,750
2017	45,750
2018	45,750
2019	45,750
2020	38,125
	$ 221,125

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NOTE 17 – OPERATIONAL CONSIDERATIONS

As indicated in the accompanying consolidated financial statements, the Company's' net income is $203,625 and $92,901 for the year ended December 31, 2015 and 2014 respectively. The net income for 2015 and 2014 are due to the Award received from the CDFI Fund and the CDBG Block of the Miami-Dade County, which provided the Company with liquidity to invest in new loans and increase the Loan Portfolio.

The Company applied for the FY2015 "Small and/or Emerging CDFI Assistance – SECA" Award of $700,000 sponsored by the CDFI Fund. On September 10, 2015 the Company received a written notice that the Company had been awarded $650,000 from the CDFI Fund.

In July 15, 2015 the Company received a written letter form the CDBG Block of the Miami-Dade County that had been awarded $200,000 to provide loans.

On December 2014, the Company signed an agreement with the State of Florida to become one of the Loan Administrators of the Florida Microfinance Act. The Company has under management $3,000,000. Funds were disbursed by the State of Florida on January 2015. As of the date of this report the Company had disbursed under this agreement more than $261,000 to micro entrepreneurs. In June 2015, the company signed an extension for $1,825,000 to increase the funds under management to a total of $4,825,000.

The different strategies and initiatives that the Company instituted provided the opportunity for the Company to improve its operational results and liquidity.

NOTE 18 - FAIR VALUE MEASUREMENTS

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on anticipated cash flows. These types of loans are typically not traded on open markets and require management assumptions to determine recoverability. Such assumptions are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Assets measured at fair value on a non-recurring basis are summarized below:

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NOTE 18 - FAIR VALUE MEASUREMENTS (Continued)

		Fair Value Measurements at December 31, 2015 Using:		
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$ 462,916	$ -	$ -	$ 462,916

	Carrying Amount	Fair Value
Financial assets		
Cash and cash equivalents	$ 1,030,284	$ 1,030,284
Loans receivables, net	2,509,596	2,509,596
Accrued interest receivable, net	451,478	451,478
Financial liabilities		
Loans payable	5,799,465	5,804,049
Investment Certificates	1,344,179	1,344,179
Accrued interest payable	33,285	33,285

The carrying amount is the estimated fair value for all of the Company's financial instruments (asset and liabilities) as no one instrument's original maturity exceeds 36 months.

The table below sets forth a summary of changes in the fair value of the Company's level 3 assets for the period ended December 31, 2015.

	Level 3 Assets December 31, 2015
Beginning balance	$ 583,827
Impaired loans issued	186,420
Impaired loans (settled)	(301,331)
Ending balance	$ 462,916

NOTE 19 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 15, 2016, the date which the consolidated financial statements were available to be issued.

18

OUR MICROLENDING, LLC AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016

(UNAUDITED)

- INTERIM FINANCIALS -

OUR MICROLENDING LLC

BALANCE SHEET

SEPTEMBER 30, 2016

(UNAUDITED)

ASSETS

CASH AND CASH EQUIVALENTS	$503,189
LOAN RECEIVABLES, NET	3,694,658.70
OTHER CURRENT ASSETS	478,981
CERTIFICATE OF DEPOSIT	3,825,000
OTHER ASSETS	248,797
PROPERTY AND EQUIPMENT, Net	51,223
DEPOSITS	10,389
-
TOTAL ASSETS	$8,812,237

LIABILITIES AND MEMBERS’ CAPITAL LIABILITIES

ACCOUNTS PAYABLE	$7,879
GUARANTEED DEPOSITS	517,279
LOANS
Credit Line	1,464,504
MFLP Program	4,776,750
Investment Certificates - Regulation A.	1,201,383
ACCRUED INTEREST
Accrued Interest - MFLP Program	37,215
Accrued Interest - Investment Certificates	8,457
DEFERRED INCOME	30,912.78
Total Liabilities	$8,044,380

MEMBERS’ CAPITAL

MEMBERS’ CAPITAL	$767,857

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$8,812,237

1

OUR MICROLENDING LLC

STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED SEPTEMBER 30, 2016

(UNAUDITED)

REVENUE

Commission Income	$254,611
Interest Income	277,230
Income - FY2015 CDFI Award	127,050
Income - FY2016 CDBG Award	200,000
Other Income	22,462

Total Income	$881,353

OPERATING EXPENSES
Amortization	$98,789
Advertising	21,540
Bad Debt Expenses	80,499
Depreciation	10,744
Interest	96,891
Legal and Professional Fees	95,101
Rent	36,714
Salaries and Related Expenses	411,215
Other Operating Expenses	36,714

Total Operating Expenses	$888,208

NET LOSS	$(6,855)

2

OUR MICROLENDING LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE PERIOD ENDED SEPTEMBER 30, 2016

(UNAUDITED)

			Total
	Membership	Accumulated	Members’
	Interest	Deficit	Capital

Balance - January 1, 2016	4,150,000	(3,375,288)	774,712

Member Contributions
Net Income		(6,855)	(6,855)

Balance - September 30, 2016	4,150,000	(3,382,143)	767,857

3

OUR MICROLENDING LLC

STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED SEPTEMBER 30 , 2016

(UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$(6,855)
Adjustments to reconcile Net Income to net cash (used in) provided by operations:
Depreciation	10,744
Amortization	98,789
Changes in Operating assets and liabilities:
Loan Receivables	(1,265,501)
Allowance for Loan Losses	80,438
Other Current Assets	(229,262)
Other Assets	(132,995)
Accounts Payable	(3,838)
Net cash and cash equivalents (used in) provided by Operating Activities	$(1,448,480)

CASH FLOWS FROM INVESTING ACTIVITIES
Certificate of Deposit
Property and Equipment
Net cash and cash equivalents (used in) provided by Investing Activities	$-

CASH FLOWS FROM FINANCING ACTIVITIES
Guaranteed Deposits	97,211
Loans Payable	(57,295)
Credit Line	499,084
Loan Payable - MFLP Program	0
Invest. Certificates - Reg. A	(142,796)
Accrued Interest - Loan Payable	19,585
Accrued Interest - Investment Certificate	(7,197)
CDFI Award FY2015	650,000
Deferred Income	(137,227)
Net cash and cash equivalents (used in) provided by Financing Activities	$921,365

Net Increase (decrease) in cash and cash equivalents for period	$(527,115)

Cash and cash equivalents at beginning of period	$1,030,304

Cash and cash equivalents at end of period	$503,189

4

PART III – EXHIBIT LIST

EXHIBIT 1	2013 Community Development Financial Institutions Fund Assistance Agreement

EXHIBIT 2	2015 Community Development Financial Institutions Fund Assistance Agreement,

EXHIBIT 3	2015 CDBG Block Award of Miami-Dade County

EXHIBIT 4	2016 CDBG Block Award of Miami-Dade County

EXHIBIT 5	2014 Florida Microfinance Agreement, as Amended in 2015

EXHIBIT 6	Auditor Consent

EXHIBIT 7	Legal Opinion

EXHIBIT 8	Signature of Issuer

EXHIBIT 9	Request for Qualification

INCORPORATION BY REFERENCE

Articles of organization and operating agreement of Our MicroLending, LLC, which were filed under Item 17(2) of Form 1-A (File No. 024- 10286) with the Commission on November 19, 2010,

Community Development Financial Institutions Fund Assistance Agreement, filed under Item 17(6), as disclosed on the same registration statement.

Signature

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on December 22, 2016.

OUR MICROLENDING, LLC

/s/ Emilio Santandreu
Emilio Santandreu, President